Exhibit 10.1

Published CUSIP Number: [            ]

CREDIT AGREEMENT

dated as of

October 4, 2012

among

TORNIER N.V.,

as Holdings,

TORNIER, INC.,

as Borrower,

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent

SG AMERICAS SECURITIES, LLC,

as Syndication Agent

BMO CAPITAL MARKETS AND JPMORGAN CHASE BANK, N.A.,

as Co- Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

SG AMERICAS SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULES:

Schedule 1.01	—	Agreed Security Principles
Schedule 2.01	—	Commitments and Loans
Schedule 2.13	—	Mandatory Cost
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	[Reserved]
Exhibit D	—	[Reserved]
Exhibit E	—	[Reserved]
Exhibit F	—	[Reserved]
Exhibit G	—	[Reserved]
Exhibit H	—	[Reserved]
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of Specified Discount Prepayment Notice
Exhibit K	—	Form of Specified Discount Prepayment Response
Exhibit L	—	Form of Discount Range Prepayment Notice
Exhibit M	—	Form of Discount Range Prepayment Offer
Exhibit N	—	Form of Solicited Discounted Prepayment Notice
Exhibit O	—	Form of Solicited Discounted Prepayment Offer
Exhibit P	—	Form of Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of United States Tax Compliance Certificate 1
Exhibit Q-2	—	Form of United States Tax Compliance Certificate 2
Exhibit Q-3	—	Form of United States Tax Compliance Certificate 3
Exhibit Q-4	—	Form of United States Tax Compliance Certificate 4

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of October 4, 2012 (this “Agreement”), among TORNIER N.V., a public limited liability company (naamloze vennootschap) incorporated under Dutch law, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the trade register of the Chambers of Commerce in the Netherlands under number 34250781 (“Holdings”), TORNIER, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit R.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period prior to the applicable acquisition or conversion, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition” means the acquisition of the Company pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger dated August 23, 2012 by and among Holdings, Oscar Acquisition Corp., the Company and the Representative identified therein.

“Acquisition Documents” means the Acquisition Agreement, all other agreements to be entered into between the Company or its Affiliates and Holdings or its Affiliates in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Additional Foreign Loan Party” has the meaning assigned to such term in Section 5.11.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Notes” has the meaning assigned to such term in Section 6.01(a)(xxiii).

“Additional Revolving Lender” means, at any time, any bank or other financial institution selected by the Borrower that agrees to provide any portion of any Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.20; provided that each Additional Revolving Lender (other than any Person that is a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender at such time) shall be subject to the approval of the Administrative Agent, each Principal Issuing Bank and the Swingline Lender (such approval in each case not to be unreasonably withheld or delayed).

“Additional Term Lender” means, at any time, any bank or other financial institution selected by the Borrower that agrees to provide any portion of any Term Commitment Increase pursuant to an Incremental Term Facility Amendment in accordance with Section 2.20; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Adjusted LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Funds” means any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreed Security Principles” means the Agreed Security Principles identified on Schedule 1.01.

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for such day plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate determined two Business Days prior to such day for deposits in dollars with a maturity of one month commencing on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or the Swingline Lender at any time, the sum of (a) the aggregate amount of LC Exposure relating to Letters of Credit issued by such Person in its capacity as an Issuing Bank and (b) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time) subject to adjustment as provided in Section 2.22. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01:

	Total Net Leverage Ratio	Revolving Loans; USD Term Loan		EUR Term Loan
Pricing Tier		Eurocurrency Loans	ABR Loans	Eurocurrency Loans	ABR Loans

1	≤ 2.50 to 1.00	3.00%	2.00%	4.00%	3.00%
2	> 2.50 to 1.00	3.25%	2.25%	4.25%	3.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 5.01. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 5.01 for the fiscal quarter ending December 31, 2012 shall be determined based upon Pricing Tier 2.

“Applicable Time” means, with respect to any borrowings and payments in any currency other than dollars, the local time in the place of settlement for such currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form (including electronic documentation generated by MarkitClear or other electronic platform) reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of operations, changes in equity and cash flows of Holdings and its subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class and Type, in the same currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Borrowing, $500,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Borrowing, $100,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which, if in writing, shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in dollars, any fundings, disbursements, settlements and payments in dollars in respect of any such Eurocurrency Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than dollars or Euro, or any other dealings in any currency other than dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, as of any date for the applicable period then ended, all additions to plant, property and equipment and other capital expenditures of Holdings and its Restricted Subsidiaries on a consolidated basis for such period that are required to be set forth in the consolidated statement of cash flows, as determined in accordance with GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute any of the following, without duplication:

(a) a Permitted Acquisition;

(b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person other than Holdings or any Restricted Subsidiary pursuant to a sale-leaseback transaction permitted hereunder;

(c) to the extent permitted by this Agreement, a reinvestment of the Net Proceeds of any Disposition or Casualty Event;

(d) [reserved];

(e) interest capitalized during such period;

(f) expenditures that are accounted for as capital expenditures of Holdings or any Restricted Subsidiary and that actually are paid for by a third party (excluding Holdings or any Restricted Subsidiary) and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(g) the book value of any asset owned by Holdings or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of Holdings or any Restricted Subsidiary reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(h) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (x) used, worn out, obsolete or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used, worn out, obsolete or surplus equipment, in each case, in the ordinary course of business;

(i) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time;

(j) any such expenditures which constitute replacement and maintenance programs charged to current results; or

(k) any expenditures which are contractually required to be reimbursed to Holdings or any Restricted Subsidiary, in cash, by a third party (including landlords) during such period of calculation.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Cash Management Obligations” means obligations of Holdings or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards or in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Control” means (a) the failure of Holdings directly or indirectly through Wholly Owned Subsidiaries, to own all of the Equity Interest of the Borrower, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), other than the Permitted Holders, of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in Holdings held by the Permitted Holders, (c) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were neither (i) nominated, designated or approved by the Permitted Holders nor (ii) appointed upon nomination by directors so nominated, appointed or approved or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Subordinated Indebtedness that is Material Indebtedness.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, USD Term Loans, EUR Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, USD Term Commitment or EUR Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Term loans made pursuant to any Term Commitment Increase that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement dated as of the Effective Date among Holdings, Tornier US Holdings, each other Intermediate Parent, the Borrower, the Company, each other Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, subject in each case to the proviso in Section 4.01(f) and Section 5.14, the requirement that:

(a) the Administrative Agent shall have received from each of Holdings, Tornier US Holdings, each other Intermediate Parent, Tornier France, Tornier UK, Tornier Ireland, the Borrower, the Company, each Domestic Subsidiary of the Borrower or the Company (other than any Excluded Subsidiary) and the Additional Foreign Loan Parties either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein (or, with respect to any Additional Foreign Loan Party, if reasonably requested by the Administrative Agent, such other Guarantee in form and substance reasonably satisfactory to the Administrative Agent), duly executed and delivered on behalf of such Person; in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b), 4.01(c) and 4.01(d));

(b) the Administrative Agent shall have received from each of Holdings, Tornier US Holdings, each other Intermediate Parent, the Borrower, the Company and each other Subsidiary Loan Party that is a Domestic Subsidiary either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Domestic Subsidiary that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (b) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b), 4.01(c) and 4.01(d));

(c) (i) all outstanding Equity Interests of the Borrower shall have been pledged pursuant to the Collateral Agreement, (ii) all outstanding Equity Interests of Tornier US Holdings,

each other Intermediate Parent, the Company and each other Subsidiary Loan Party that is a Domestic Subsidiary held by Holdings, Tornier US Holdings, each other Intermediate Parent, the Borrower, the Company and each other Subsidiary Loan Party that is a Domestic Subsidiary (other than, in each case, any Equity Interests constituting Excluded Equity Interests (as such term is defined in the Collateral Agreement)) shall have been pledged pursuant to the Collateral Agreement, (iii) all outstanding Equity Interests of TMG France shall have been pledged pursuant to the French Share Pledge Agreement, (iv) all outstanding Equity Interests of Tornier UK shall have been charged pursuant to the English Share Charge, (iv) all outstanding Equity Interests of Tornier Ireland shall have been pledged pursuant to the Irish Share Charge and (v) subject to the Agreed Security Principles, all outstanding Equity Interests of each Additional Foreign Loan Party shall have been pledged pursuant to a local law pledge agreement that is consistent with the Agreed Security Principles and contains other terms are customary for such pledge agreements;

(d) the Administrative Agent shall have received from (i) Holdings the Dutch Bank Account Pledge duly executed and delivered on behalf of Holdings, pursuant to which Holdings grants a first prior security interest in respect of all of its present and future cash, (ii) Tornier Ireland the Irish Debenture duly executed and delivered on behalf of Tornier Ireland, pursuant to which Tornier Ireland grants first ranking fixed and floating security interests in respect of all of its present and future assets, (iii) Tornier UK the English Debenture duly executed and delivered on behalf of Tornier UK, pursuant to which Tornier UK grants first ranking fixed and floating security interests in respect of all of its present and future assets and (iv) Tornier France, the French Bank Account Pledge Agreement, the French Intellectual Property Rights Pledge Agreement and the French Receivables Pledge Agreement, in each case subject to the Agreed Security Principles and as set forth in the last paragraph of this definition;

(e) the Administrative Agent shall have received from Holdings (i) the Irish Share Charge duly executed and delivered on behalf of Holdings, pursuant to which Holdings mortgages and charges its Equity Interests in Tornier Ireland, (ii) the English Share Charge duly executed and delivered on behalf of Holdings, pursuant to which Holdings charges its Equity Interests in Tornier UK, (iii) the French Share Pledge Agreement duly executed and delivered on behalf of Holdings, pursuant to which Holdings pledges its Equity Interests in TMG France and (iv) the share certificates representing all such Equity Interests, together with undated stock transfer forms endorsed in blank;

(f) the Administrative Agent shall have received from each Person that becomes an Additional Foreign Loan Party security documents that are consistent with the Agreed Security Principles and contain other terms are customary for such security documents, duly executed and delivered on behalf of such Person, in each case under this clause (b) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b), 4.01(c) and 4.01(d));

(g) the Administrative Agent shall have received from each Person that becomes an Additional Foreign Loan Party, (i) any documents required by clauses (a) and (f) above shall be notarized or executed in front of a public notary as a public deed (as applicable); (ii) excerpts from any applicable commercial register prior to the execution and delivery of any documents required by clauses (a) and (f) above, certified by the applicable Governmental Authority (as applicable); (iii) such powers of attorney necessary to execute any of the documents required by clauses (a) or (f) above; and (iv) such other documents as the Administrative Agent may reasonably require, including evidence of appointment of process agents, searches of any commercial or court registers (including bankruptcy records) and registration requirements in order to grant the security interest intended to be created by the Security Documents and perfect such Liens to the extent required by, in each case that are consistent with the Agreed Security Principles;

(h) if any Indebtedness for borrowed money (including in respect of cash management arrangements) of Holdings or any Subsidiary in a principal amount of $5,000,000 or more is owing by such obligor to Tornier US Holdings, any other Intermediate Parent, the Borrower, the Company or any Subsidiary Loan Party, such Indebtedness shall be pledged pursuant to the Collateral Agreement;

(i) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(j) with respect to any Material Real Property located in the United States, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance in an amount not to exceed the then fair market value of such Mortgaged Property and fixtures, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent, (v) a survey of such Mortgaged Property in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys reasonably satisfactory to the Administrative Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, letter of credit rights or other assets requiring perfection by control (but not, for the avoidance of doubt, possession), (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of such Loan Party’s jurisdiction of organization, except such filings or actions required (x) with respect to intellectual property registered in the United States and (y) French law with respect to the pledge by Holdings of the Equity Interests of TMG France, (e) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements (or filings under the laws of the country of organization of Holdings or any other Loan Party that is a Foreign Subsidiary) and (f) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, USD Term Commitment, EUR Term Commitment or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Company” means Orthohelix Surgical Designs, Inc., a Delaware corporation.

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01(d).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(ii) provision for taxes based on income, profits or capital and sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii) [Reserved];

(iv) Non-Cash Charges;

(v) extraordinary losses in accordance with GAAP;

(vi) unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities);

(vii) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and adjustments to existing reserves); provided that the aggregate amount included in Consolidated EBITDA pursuant to this clause (vii) for any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vii));

(viii) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

(ix) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements); provided that the aggregate amount included in Consolidated EBITDA pursuant to this clause (ix)(A) for any Test Period (other than any such termination fees) shall not exceed 2.0% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (ix)(A)) and (B) the amount of expenses relating to payments made to option holders of Holdings in connection with, or as a result of, any distribution being made to shareholders of Holdings, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents;

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(xi) the amount of any net losses from discontinued operations in accordance with GAAP;

(xii) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including, pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging and only to the extent the cash impact resulting from such loss has not been realized);

(xiii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period; and

(xiv) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (c)(v) and (c)(vi) below; plus

(b) the amount of “run rate” cost savings projected by Holdings in good faith to be realized as a result of specified actions (including actions initiated prior to the Effective Date) (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and quantifiable, (B) no cost savings shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (a)(vi) and (a)(vii) above or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the calculation of such cost savings shall be approved by the board of directors of Holdings and certified by a Financial Officer, the chief executive officer or president of Holdings; less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv) the amount of any net income from discontinued operations in accordance with GAAP;

(v) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including, pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging and only to the extent the cash impact resulting from such gain has not been realized);

(vi) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in the such period;

(vii) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above; and

(viii) the amount of any minority interest income consisting of subsidiary loss attributable to minority equity interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period to Consolidated Net Income);

in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP; provided that,

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders);

(IV) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations (other than if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period) by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further deliver to the Lenders); and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted hereunder).

For the purposes of determining the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio for any Test Period, Consolidated EBITDA shall be deemed to equal (a) $5,461,000 for the fiscal quarter ended September 30, 2011, (b) $9,143,000 for the fiscal quarter ended December 31, 2011, (c) $10,554,000 for the fiscal quarter ended March 31, 2012 and (d) $7,502,000 for the fiscal quarter ended June 30, 2012 (it being understood that such amounts are subject to future adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any future Pro Forma Adjustment or any future calculation on a Pro Forma Basis).

“Consolidated Interest Expense” means, for any period, for Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities.

“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment permitted hereunder)) consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries not to exceed the lesser of (x) $20,000,000 in the aggregate and (y) the amount thereof (net of taxes) that is held by the Borrower or is not prohibited by applicable Law from being repatriated to the Borrower provided that (i) such cash and Permitted Investments are free and clear of all Liens, other than Liens permitted pursuant to Section 6.02 and (ii) such cash and Permitted Investments are not listed as “restricted” (other than as reserves held by credit card or other payment processors) on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any Transaction Costs incurred during such period, provided that they are incurred prior to June 30, 2013, (d) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments, (f) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period, (g) stock-based award compensation expenses, (h) any income (loss) attributable to deferred compensation plans or trusts and (i) any income (loss) from Investments recorded using the equity method. There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment permitted hereunder) or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, the total amount of Consolidated Net Debt that is secured by a Lien on any asset of Holdings or any of its Restricted Subsidiaries that is not expressly subordinated to the Liens granted under the Security Documents to the Administrative Agent for the benefit of the Lenders in all respects.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2013 and Excess Cash Flow for each succeeding completed fiscal year.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Expiration Date” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debtor Relief Laws” means the Bankruptcy Code, the UK Insolvency Act 1986 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Holdings, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for the period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Documentation Agent” means each of BMO Capital Markets and JP Morgan Chase Bank, N.A. in its capacity as documentation agent.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of dollars with such currency.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dutch Bank Account Pledge” means the Dutch law deed of pledge of bank accounts dated on or about the Effective Date between Holdings and the Administrative Agent.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of Holdings, if the Senior Secured Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d)) as of the end of such fiscal year is (a) greater than 2.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 2.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“English Debenture” means the English law fixed and floating security agreement dated on or about the Effective Date between Tornier UK and the Administrative Agent.

“English Share Charge” means the English law charge of shares dated on or about the Effective Date between Holdings and the Administrative Agent.

“Environmental Laws” means the applicable common law and treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, to human health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings or any Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation or storage treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived pursuant to applicable regulations); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is or will be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; or (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Plan or Multiemployer Plan.

“EUR Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an EUR Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the EUR Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s EUR Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its EUR Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ EUR Term Commitments on the Effective Date is $40,000,000.

“EUR Term Loan” has the meaning assigned to such term in Section 2.01(b).

“EUR Term Maturity Date” means October 4, 2017 (or, with respect to any Term Lender that has extended the maturity date of its EUR Term Loans pursuant to Section 2.21(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Term Lender to the Administrative Agent pursuant to Section 2.21(b)).

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period, and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (i) of the definition of Consolidated Net Income (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date),

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of Indebtedness of Holdings or its Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness (other than the payment prior to its stated maturity of any Subordinated Indebtedness) of Holdings and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.11(c) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Loans and Swingline Loans) made during such period (other than in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of Holdings or its Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period,

(vi) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 6.04 (other than (1) Section 6.04(a), (2) clause (y) of the proviso to Section 6.04(m), (3) Section 6.04(c)(i) and (4) Section 6.04(c)(iii)(A), in the case of clause (4), to the extent made with Cumulative Excess Cash Flow) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings and its Restricted Subsidiaries,

(viii) the amount of dividends and other restricted payments paid during such period pursuant to Section 6.07 (other than Section 6.07(a)(viii) and Section 6.07(b)(iv) (in each case to the extent made with Cumulative Excess Cash Flow) and Sections 6.07(a)(i) (to the extent paid to Holdings or any of its Restricted Subsidiaries)) to the extent such restricted payments were financed with internally generated cash flow of Holdings and its Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other Investments or capital expenditures (including Capitalized Software Expenses or other purchases of intellectual property) to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xiii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property, (b) motor vehicles and other assets subject to certificates of title or ownership except to the extent that the filing of UCC financing statements (or filings under the country of organization of Holdings or any other Loan Party that is a Foreign Subsidiary) is sufficient for perfection of security interests in such motor vehicles, subject to all other clauses of this definition, (c) Equity Interests in any Person (other than (i) any Wholly Owned Restricted Subsidiaries existing on the Effective Date and (ii) any Wholly Owned Subsidiaries organized, incorporated or acquired after the Effective Date and not party to a joint venture agreement) to the extent the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational, constitutional or joint venture documents, (d) voting Equity Interests constituting an amount greater than 65% of the total voting Equity Interests of any Foreign Subsidiary of US Tornier Holdings or any other Loan Party that is a United States Person (as defined in Section 7701(a)(30) of the Code), (e) Equity Interests or other assets that are held directly by a Foreign Subsidiary that is not a Loan Party, (f) Equity Interests and other assets held by Tornier France other than, subject to the limitations in clauses (i), (j), and (m), deposit accounts, intercompany loans and advances, and intellectual property, (g) any lease, license or other agreement with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), (h) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), (i) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any similar application under any Requirement of Law applicable to any Foreign Subsidiary in its jurisdiction of organization, (j) any asset with respect to which Holdings with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed) shall have provided to the Administrative Agent a certificate of a Financial Officer to the effect that, based on the advice of outside counsel or tax advisors of national recognition, the grant of a Lien thereon to secure the Secured Obligations would result in adverse tax consequences to Holdings or any of its Restricted Subsidiaries (other than on account of any Taxes payable in connection with filings, recordings, registrations, stampings and any similar acts in connection with the creation or perfection of Liens) that shall have been reasonably determined by Holdings to be material to Holdings or any of its Restricted Subsidiaries, (k) pledges and security interests prohibited by applicable law, rule or regulation (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law), (l) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law), (m) trust accounts, payroll accounts, zero balance accounts and escrow accounts (in each case for so long as such account remains such type of account) and (n) cash securing letter of credit reimbursement obligations (other than cash securing reimbursement obligations with respect to Letters of Credit) to the extent such secured letter of credit is otherwise permitted under this Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings on the Effective Date or, if later, the date such Non-Wholly Owned Subsidiary first becomes a Restricted Subsidiary, (b) any Subsidiary that is prohibited by applicable law, rule or regulation (or, with respect to the Company and its Subsidiaries, by any contractual obligation) existing on the Effective Date or, if later, the date it first becomes a Restricted Subsidiary, from guaranteeing the Secured Obligations, (c) any Foreign Subsidiary of US Tornier Holdings or any other Loan Party that is a United States Person (as defined in Section 77-1(a)(30) of the Code) (other than an Additional Foreign Loan Party), (e) any Immaterial Subsidiary, (e) any Subsidiary that is required by applicable law, rule or regulation existing on the Effective Date or, if later, the date it first becomes a Restricted Subsidiary, to obtain consent, approval, license or authorization of any Governmental Authority prior to guaranteeing the Secured Obligations and such consent, approval, license or authorization has not been obtained after such Subsidiary has used commercially reasonable efforts to receive the same, (f) any Subsidiary whose provision of a Guarantee would conflict with the fiduciary duties of the directors, contravene any legal prohibition on the directors or result in personal or criminal liability or significant risk of legal liability, and (g) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by (i) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) any other jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e), and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19 hereto, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of Holdings or any other Loan Party that is a Foreign Subsidiary to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 2.17(e).

“Extension Notice” has the meaning assigned to such term in Section 2.21(b).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (including any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent as determined by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of Holdings.

“Financial Performance Covenant” means the covenants set forth in Section 6.11 and Section 6.12.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in dollars, the equivalent amount thereof in the applicable currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such currency with dollars.

“Foreign Prepayment Event” has the meaning specified in Section 2.11(g).

“Foreign Subsidiary” means (i) any Subsidiary that is a controlled foreign corporation within the meaning of Section 957(a) of the Code, (ii) any Domestic Subsidiary that has no material assets other than equity interests of one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the Code and (iii) any other Subsidiary that is not organized under the laws of any state of the United States or the District of Columbia.

“French Bank Account Pledge Agreement” means the French law bank account pledge agreement dated on or about the Effective Date, entered into between, inter alia, Tornier France and the Administrative Agent pursuant to which Tornier France has pledged all of its bank accounts opened in France.

“French Intellectual Property Rights Agreement” means the French law intellectual property rights pledge agreement entitled Convention de nantissement de droits de propriété intellectuelle dated on or about the Effective Date, entered into between, inter alia, Tornier France and the Administrative Agent pursuant to which Tornier France has pledged its intellectual property rights.

“French Receivables Pledge Agreement” means the French law receivables pledge agreement dated on or about the Effective Date, entered into between, inter alia, Tornier France and the Administrative Agent pursuant to which Tornier France has pledged all of its intercompany loans receivables.

“French Share Pledge Agreement” means the French law share pledge agreement entitled Convention de Nantissement de Parts Sociales dated on or about the Effective Date, entered into between, inter alia, Holdings and the Administrative Agent pursuant to which Holdings has pledged all outstanding Equity Interests of TMG France.

“Funded Debt” means all Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. This term includes any “cautionnement”, “aval” and “garantie” which is independent from the debt to which it relates. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement dated as of the date hereof among the Loan Parties and the Administrative Agent.

“Hazardous Materials” means all pollutants or contaminants in any form regulated under any Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials, constituents, chemicals, compounds or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Incremental Cap” means an amount equal to $50,000,000.

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.20(b).

“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.20(b).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.20(b).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.20(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue, (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller or (z) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means on any date, the ratio of (a) Consolidated EBITDA for the most recently ended Test Period to (b) Consolidated Interest Expense for the most recently ended Test Period.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request, as applicable (or, if agreed to by each Lender participating therein, nine or twelve months or such other period less than one month thereafter as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date applicable to such Term Loans and (ii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means Tornier US Holdings and any other Domestic Subsidiary of Holdings that owns Equity Interests of the Borrower.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Irish Debenture” means the Irish law debenture dated on or about the Effective Date between Tornier Ireland and the Administrative Agent.

“Irish Share Charge” means the Irish law charge of shares dated on or about the Effective Date between Holdings and the Administrative Agent.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Bank of America (acting through such of its affiliates or branches as it deems appropriate) other than with respect to commercial Letters of Credit and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunner” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC in its capacity as a joint bookrunner.

“Joint Lead Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC in its capacity as a joint lead arranger.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Revolving Facility Amendment or an Incremental Term Facility Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit or bank guarantee issued pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Sublimit” means an amount not to exceed $5,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means, for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for the relevant currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Notwithstanding the foregoing, the LIBO Rate with respect to any applicable Interest Period with respect to any Term Loan will be deemed to be 1.00% per annum if the LIBO Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.00% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided herein (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower hereunder in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant hereto and to each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Guarantee Agreement, the Collateral Agreement, the other Security Documents and, except for purposes of Section 9.02(b), any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means Holdings, Tornier US Holdings, each other Intermediate Parent, Tornier France, Tornier UK, Tornier Ireland, the Borrower, the Company, the other Subsidiary Loan Parties and the Additional Foreign Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other offshore interbank market for the relevant currency.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time, provided that (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall in each case be excluded for purposes of making a determination of the Majority in Interest.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 2.13.

“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition, or results of operations of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and the Restricted Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means real property (including fixtures) with a book value greater than or equal to $5,000,000.

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of Holdings and its Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of Holdings most recently ended revenues or total assets in excess of 10% of the consolidated revenues or total assets, as applicable, of Holdings and its Restricted Subsidiaries for such quarter, Holdings shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided, further, that Holdings may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Holdings is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of real property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings or its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs), and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Loan Party Investment Amount” means, at any time, the sum of (a) $20,000,000, (b) the Net Proceeds of any issuance of, or contribution of cash in respect of existing, Qualified Equity Interests, in each case after the Effective Date (other than any such issuance or contribution made pursuant to Section 7.02), that are Not Otherwise Applied, (c) Cumulative Excess Cash Flow that is Not Otherwise Applied and (d) the aggregate amount of Investments permitted to be made pursuant to Section 6.04(m) at such time.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11(c) or (d), and (b) was not previously applied pursuant to Sections 6.04(m), 6.07(a)(viii), 6.07(b)(iv), 6.13 and the definition of the term “Non-Loan Party Investment Amount.”

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“OID” has the meaning assigned to such term in Section 2.20(a)(i).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws, memorandum and articles of association or other organizational, constitutional or governing documents of such Person (including, for any Person incorporated in France, extrait K-bis and statuts).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a currency other than dollars, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Participating Member State” means at any time each member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to EMU.

“Payment in Full” means (a) the payment in full in cash of all Secured Obligations (other than (i) Secured Cash Management Obligations, (y) Secured Swap Obligations and (z) contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made), (b) the termination or expiration of the Commitments and (c) the expiration or termination of all Letters of Credit (or receipt of the consent of the applicable Issuing Bank as described in Section 9.05).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means the Perfection Certificate dated as of the date hereof from the Loan Parties to the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by Holdings or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), (b) all transactions related thereto are consummated in accordance with all material applicable Requirements of Law, (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) the Borrower shall comply with Section 5.11 with respect to each such Person, (e) after giving effect to any such purchase or other acquisition, (A) no Default or Event of Default shall have occurred and be continuing and (B) (1) the Senior Secured Net Leverage Ratio on a Pro Forma Basis shall not exceed 3.11:1.0 as of the end of the most recent Test Period and (2) the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period shall not exceed the ratio that is 0.25 less than the maximum Total Net Leverage Ratio permitted under Section 6.11 as of the end of such Test Period, and (f) Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e)(B) above.

“Permitted Encumbrances” means:

(a) Liens for Taxes that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary;

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that in each case, in the aggregate, do not materially detract from the value of the affected property or interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries; provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by Holdings or any of its Subsidiaries; and

(i) Liens referred to in Schedule B-II of the policy or policies of title insurance insuring the Mortgages;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holders” means the Sponsor.

“Permitted Investments” means any of the following, to the extent owned by Holdings or any Restricted Subsidiary:

(a) dollars, euro or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in Sterling, Yen, Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j) investments, classified in accordance with GAAP as current assets of Holdings or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (a)(xxi) or (a)(xxii), (i) the covenants and events of default of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material covenants and events of default of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants and events of default are not, taken as a whole, materially less favorable shall satisfy the requirements in this clause (i), and (ii) the primary obligor in respect of, and the Persons (if any) that Guarantee, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and Persons (if any) that Guaranteed, respectively, the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including (x) pursuant to a sale and leaseback transaction, (y) by way of merger or consolidation and (z) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of) of any property or asset of Holdings or any of its Restricted Subsidiaries permitted by Section 6.05(k) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $2,500,000 in the case of any single transaction or series of related transactions and (B) $5,000,000 for all such transactions during any fiscal year of Holdings; or

(b) the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate announced from time to time by Bank of America as its “prime rate.” The Prime Rate is based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day of announcement of such change.

“Principal Issuing Bank” means, on any date, (a) the Issuing Bank, if there is only one Issuing Bank and (b) otherwise, (i) the Issuing Bank with the greatest LC Exposure on such date and (ii) each other Issuing Bank that has issued Letters of Credit that on such date have available for drawing thereunder (together with the aggregate unreimbursed LC Disbursement, thereunder on such date) of greater than $5,000,000.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of Holdings and its Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be approved by the board of directors of Holdings and certified by the chief or senior financial officer, the chief executive officer or president of Holdings) and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided further that (1) any determination of Pro Forma Compliance with the Financial

Performance Covenant required at any time prior to December 31, 2012, shall be made assuming that compliance with the Financial Performance Covenant for the Test Period ending on December 31, 2012 is required with respect to the most recent Test Period prior to such time, and (2) all pro forma adjustments made pursuant to this definition (including the Pro Forma Adjustment) with respect to the Transactions shall be consistent in character and amount with the adjustments reflected in the Pro Forma Financial Statements.

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Business or Entity, the pro forma increase or decrease in Consolidated EBITDA projected by Holdings in good faith as a result of contractual arrangements between Holdings or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four quarter period prior to its disposal.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)

“Refinancing” means the repayment of all the existing third party Indebtedness for borrowed money of Holdings and its Subsidiaries as of the Effective Date (other than Indebtedness hereunder, existing Capitalized Leases, existing letters of credit and the Indebtedness listed on Schedule 6.01) and the discharge (or the making of arrangements for discharge) of all Liens other than Liens permitted pursuant to Section 6.02.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Required Lenders” means, at any time, at least two Lenders that are not Affiliates of each other (so long as there are at least two Lenders that are not Affiliates of each other) and that have Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02 or Section 9.04, (a) the total Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate (other than an Affiliated Debt Funds) thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall, in each case described in clauses (a) and (b), be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, at least two Lenders that are not Affiliates of each other (so long as there are at least two Lenders that are not Affiliates of each other) and that have more than 50% of (a) the Revolving Commitments or (b) after the termination or expiration of the Revolving Commitments, the Revolving Exposure; provided that the Revolving Commitment and the Revolving Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in a currency other than dollars, (ii) each date of a continuation of a Eurocurrency Loan denominated in a currency other than dollars pursuant to Section 2.07 and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a currency other than dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in a currency other than dollars and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Revolving Commitment Increase. The amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $30,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a)(i).

“Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(c).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means October 4, 2017 (or, with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to Section 2.21(b), the extended maturity date, set forth in the Extension Notice delivered by the Borrower and such Revolving Lender to the Administrative Agent pursuant to Section 2.21(b)).

“Same Day Funds” means (a) with respect to disbursements and payments in dollars, immediately available funds, and (b) with respect to disbursements and payments in any currency other than dollars, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in such currency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings and its Subsidiaries arising from treasury, depository and cash management services (including deposit accounts, overnight draft, credit cards, debit cards, p cards (including purchasing cards and commercial cards), funds transfer, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services) or any automated clearing house transfers of funds provided to Holdings or any Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or (d) owed to any other Person and that executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person appoints the Administrative Agent as its agent under the applicable Loan Documents and agrees to be bound by the provisions of Article VIII and Sections 9.03, 9.09 and 9.10 as if such Person were a Lender, provided that the obligations owed to any such other Person arose in respect of services provided by such Person in a jurisdiction where none of the Administrative Agent, the Revolving Lenders or any of their Affiliates, at the time such obligations arose, offered to provide such services.

“Secured Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) each Joint Lead Arranger and each Joint Bookrunner, (e) each Person to whom any Secured Cash Management Obligations are owed, (f) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings and its Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Security Documents” means the Collateral Agreement, each Mortgage, Dutch Bank Account Pledge, the Irish Debenture, the Irish Share Pledge, the English Debenture, the English Share Charge, the French Share Pledge Agreement, the French Bank Account Pledge Agreement, the French Receivables Pledge Agreement, the French Intellectual Property Rights Pledge Agreement and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 to secure any of the Secured Obligations.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Special Notice Currency” means any currency other than dollars and the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Representations” means the following: (a) the representations made by the Company or any of its Affiliates in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or its Affiliates has the right (determined without regard to any notice requirements) to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement; and (b) the representations made by the Loan Parties set forth in (i) Section 3.01(a) and (b)(ii), Section 3.02 (with respect to authorization, execution, delivery and performance and enforceability of the Loan Documents), Section 3.03(b) (with respect to entry into and performance of the Loan Documents), Section 3.08, Section 3.14, Section 3.15 and Section 3.16 and (ii) Sections 2.03(f) and 3.02(c) of the Collateral Agreement.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Spot Rate” means, with respect to a currency, the rate determined by the Administrative Agent or an Issuing Bank (in the case of a Letter of Credit issued by such Issuing Bank), as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit issued by such Issuing Bank denominated in a currency other than dollars.

“Sponsor” means Warburg Pincus LLC and its respective Affiliates.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Subordinated Indebtedness” means any Indebtedness that is subordinated in right of payment to the Loan Document Obligations, and any Permitted Refinancing in respect of any of the foregoing.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings (unless otherwise specified).

“Subsidiary Loan Party” means each subsidiary of the Borrower or the Company that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $5,000,000. The Swingline Commitment is part of and not in addition to the aggregate Revolving Commitments.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) Bank of America (acting through such of its affiliates or branches as it deems appropriate), in its capacity as the lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means SG Americas Securities, LLC in its capacity as syndication agent.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means the EUR Term Commitment or the USD Term Commitment, as the context requires.

“Term Commitment Increase” has the meaning assigned to such term in Section 2.20(a)(ii).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means the EUR Term Loan, the USD Term Loan and term loans made pursuant to a Term Commitment Increase, as the context requires.

“Term Maturity Date” means the EUR Term Maturity Date or the USD Term Maturity Date, as the context requires.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings then last ended as of such time.

“TMG France” means TMG France SNC, a French société en nom collectif incorporated in France with registered office (as of the Effective Date) at 114 bis rue Michel Ange, 75016 Paris and registered number (as of the Effective Date) 491 020 526 RCS Paris.

“Tornier France” means Tornier SAS, a French société par actions simplifiée, incorporated in France with registered office (as of the Effective Date) at 161 rue Lavoisier, 38330 Montbonnot-Saint-Martin and registered number (as of the Effective Date) 070 501 275 RCS Grenoble.

“Tornier Ireland” means Tornier Orthopedics Ireland Limited, a private limited liability company incorporated under the laws of Ireland with registered number (as of the Effective Date) 67915 and registered address (as of the Effective Date) Harnett’s Cross, Macroom, County Cork, Ireland.

“Tornier UK” means Tornier UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number (as of the Effective Date) 06790906.

“Tornier US Holdings” means Tornier US Holdings, Inc., a Delaware corporation.

“Total Net Leverage Ratio” means on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, (b) the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the Refinancing and (d) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary designated by Holdings as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

“U.S. Loan Party” means each Domestic Subsidiary of Holdings that is a Loan Party on the Effective Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“USD Term Loan” has the meaning assigned to such term in Section 2.01.

“USD Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an USD Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the USD Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s USD Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its USD Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ USD Term Commitments on the Effective Date is $75,000,000.

“USD Term Maturity Date” means October 4, 2017 (or, with respect to any Term Lender that has extended the maturity date of its USD Term Loans pursuant to Section 2.21(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Term Lender to the Administrative Agent pursuant to Section 2.21(b)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “ABR Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,”

“hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the Effective Date shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Effective Date, that would be treated as an operating lease for purposes of GAAP as of the Effective Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the Effective Date.

SECTION 1.05 Effectuation of Transactions. All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06 Exchange Rates; Currency Equivalents; Change of Currency. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans denominated in currencies other than dollars. Each Issuing Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in currencies other than dollars issued by such Issuing Bank. Such Spot Rates shall become effective as of such Revaluation Date, shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur and shall be used in determining any Applicable Fronting Exposure, LC Exposure, Revolving Exposure, Swingline Exposure or any other amount, threshold, limit or sublimit hereunder that is expressed in Dollars but includes Loans or Letters of Credit denominated in currencies other than Dollars. Except for purposes of financial statements delivered by Holdings and the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Eurocurrency Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount is expressed in dollars, but such Eurocurrency Borrowing, Eurocurrency Loan or Letter of Credit is denominated in a currency other than dollars, such amount shall be the relevant Foreign Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

(c) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) USD Term Loan. Subject to the terms and conditions set forth herein, each Term Lender with an USD Term Commitment agrees to make its portion of a term loan (the “USD Term Loan”) to the Borrower in dollars on the Effective Date in an amount equal to such Lender’s USD Term Commitment. Amounts repaid on the USD Term Loan may not be reborrowed.

(b) EUR Term Loan. Subject to the terms and conditions set forth herein, each Term Lender with an EUR Term Commitment agrees to make its portion of a term loan (the “EUR Term Loan”) to the Borrower in Euros on the Effective Date in an amount equal to such Lender’s EUR Term Commitment. Amounts repaid on the EUR Term Loan may not be reborrowed.

(c) Revolving Facility. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in dollars, Euro, Sterling and Yen from time to time on any Business Day during the Revolving Availability Period in an aggregate principal amount which will not result (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (ii) the aggregate Revolving Exposure exceeding the aggregate Revolving Commitments of all the Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Revolving Borrowings denominated in a currency other than dollars and the EUR Term Borrowing shall be comprised entirely of Eurocurrency Loans. Subject to Section 2.14, each Revolving Borrowing denominated in dollars and the USD Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount which is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03 Requests for Borrowings.

To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in dollars, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a currency other than dollars, not later than 2:00 p.m., New York City time, four Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of a Eurocurrency Borrowing to be made on the Effective Date shall be accompanied by an indemnity letter executed by the Borrower extending the benefits of Section 2.16 to Lenders in respect to such Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing (available only in the case of a Borrowing denominated in dollars) or a Eurocurrency Borrowing (required in the case of all Borrowings denominated in a currency other than dollars);

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a Revolving Borrowing, the currency thereof;

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(viii) that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing in dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Borrowing, then the requested Revolving Borrowing shall be made in dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.22), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed in writing) or facsimile (confirmed by telephone), not later than 10:00 a.m., New York City time, or, if agreed by the Swingline Lender, 2:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of the Borrower maintained with the Swingline Lender because the Borrower is unable to maintain a general deposit account with the Swingline Lender under applicable Requirements of Law, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (y) in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. Promptly after receipt by the Swingline Lender of any telephonic request for a Swingline Loan, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such request for a Swingline Loan and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent

(including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender make such Swingline Loan available to the Borrower by means of a credit to the general deposit accounts of the Borrower maintained with the Swingline Lender for the applicable Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. No Swingline Lender shall be under any obligation to make a Swingline Loan if any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(c) (i) The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the Borrowing Minimums and Borrowing Multiples, but subject to the unutilized portion of the aggregate Revolving Commitments of all the Lenders and the conditions set forth in Section 4.02. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender not later than 1:00 p.m., New York City time, on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is an ABR to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such ABR Revolving Borrowing in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders with a Revolving Commitment fund its risk participation in the relevant Swingline Loan and each such Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to this Section 2.04(c)(ii) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make ABR Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Borrower, Holdings, any other Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(e) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.18 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its ABR Revolving Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(g) The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(h) In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance reasonably satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swingline Loans for all purposes hereof, except that Borrowings of Swingline Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the Revolving Exposure at any time during which an Auto Borrow Agreement is in effect, the outstanding principal amount of all Swingline Loans shall be deemed to be the sum of the outstanding principal amount of Swingline Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

(i) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement, (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder and (iii) the term “Swingline Lender” when used with respect to a Swingline Loan or Swingline Exposure relating to a Swingline Loan shall refer to the Swingline Lender that made such Swingline Loan. If at any time any Revolving Lender other than the Administrative Agent is a Swingline Lender, then each Swingline Lender (other than the Revolving Lender that is the Administrative Agent) shall deliver to the Administrative Agent a monthly report identifying each outstanding Swingline Loan issued by such Revolving Lender and upon the request of the Administrative Agent such other information reasonably requested by the Administrative Agent with respect to each such outstanding Swingline Loan.

(j) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof, provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in dollars, Euro, Sterling and Yen for the Borrower’s own account (or for the account of any other Subsidiary of Holdings so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or bank guarantee application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Letter of Credit may be issued at the request or for the account of Tornier Ireland or any other Subsidiary formed under the laws of Ireland to any beneficiary who is a Person resident in Ireland.

(b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in the case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in the case of any drawing thereunder, the purpose and nature of such Letter of Credit and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Revolving Commitment, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) except as otherwise agreed by the Administrative Agent and the such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000, (iii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (iv) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder, (v) such Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency or (vi) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. No Issuing Bank shall be under any obligation to amend, renew or extend any Letter of Credit if such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof by a date to be agreed in each such one year period upon in such Letter of Credit (or, if no such date is specified, at least 30 days prior to the then-applicable expiration date) (such date the “Non-Extension Notice Date”), that such Letter of Credit will not be renewed; provided, further, that such Letter of Credit may extend to the date one year after the Maturity Date if such Letter of Credit is cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank. Once any such Letter of Credit with an automatic renewal provision has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the renewal or extension of such Letter of Credit; provided, however, that (i) such Issuing Bank shall not be under any obligation to permit any such renewal or extension if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form (as renewed or extended) under the terms hereof or and (ii) such Issuing Bank shall not permit any such renewal or extension if such Issuing Bank has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment, renewal or extension of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.

(e) Participations. By and immediately upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section of such LC Disbursement, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement.

(i) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than, in the case of an LC Disbursement to be reimbursed in dollars, 11:00 a.m., New York City time, or the Applicable Time, in the case of an LC Disbursement to be reimbursed in a currency other than dollars, in each case on the later of (x) the date such Issuing Bank makes such L/C Disbursement and (y) the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan, in each case in an equivalent amount, and, to the extent so financed, the

Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. In the case of a Letter of Credit denominated in a currency other than dollars, the Borrower shall reimburse the applicable Issuing Bank in such currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in dollars, or (B) in the absence of any such requirement for reimbursement in dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of such LC Disbursement that the Borrower will reimburse such Issuing Bank in dollars. In the case of any such reimbursement in dollars of a drawing under a Letter of Credit denominated in a currency other than dollars, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof (expressed in dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a currency other than dollars) and such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested an ABR Revolving Borrowing to be disbursed on the date such payment is due by the Borrower in an amount equal to the unreimbursed amount, without regard to the Borrowing Minimum and Borrowing Multiple but subject to the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request) and provided that, after giving effect to such Borrowing, the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments of all the Lenders. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.05(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.05(f) make funds available (and the Administrative Agent may apply cash collateral provided for this purpose) to the Administrative Agent for the account of the applicable Issuing Bank, in dollars, in an amount equal to its Applicable Percentage of the unreimbursed amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(f)(iii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in dollars.

(iii) With respect to any unreimbursed amount that is not fully refinanced by an ABR Revolving Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, such unreimbursed amount shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13(c). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(f)(ii) shall be deemed payment in respect of its participation in such unreimbursed amount.

(iv) Until a Revolving Lender funds its ABR Revolving Loan or participation pursuant to this Section 2.05(f) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable Issuing Bank.

(v) Each Revolving Lender’s obligation to make ABR Revolving Loans or fund participations to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(f), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, the Borrower, Holdings, any other Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of a participation shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(f) by the time specified in Section 2.0f(f)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Overnight Rate. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(vii) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s participation in respect of such payment in accordance with Section 2.05(f), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related unreimbursed LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s funded participation was outstanding) in dollars and in the same funds as those received by the Administrative Agent.

(vii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(f)(i) is required to be returned under any of the circumstances described in Section 9.18 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the existence of any claim, counterclaim, setoff, defense or other right that Holdings or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (v) waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of the Borrower or any waiver by the Issuing Bank which does not in fact materially prejudice the Borrower, (vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, (vii) any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable, (viii) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, (ix) any adverse change in the relevant exchange rates or in the availability of the relevant currency to the Borrower or in the relevant currency markets generally or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final, nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each

Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount of cash in dollars equal to the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement, (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder and (iii) the term “Issuing Bank” when used with respect to a Letter of Credit or LC Exposure relating to a Letter of Credit shall refer to the Issuing Bank that issued such Letter of Credit.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit or be deemed an Issuing Bank for any other purpose.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing

Bank shall not be responsible to the Borrower, for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or in action of the applicable Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice state in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(o) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(p) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the letter of credit application pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

SECTION 2.06 Funding of Borrowings.

Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 1:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(b) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07 Interest Elections.

(a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. No Loan may be converted or continued in a different currency, but instead must be prepaid in the original currency of such Loan and re-borrowed in the other currency. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request signed by the Borrower.

(c) Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Borrowing Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Borrowing Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (available only in the case of a Borrowing denominated in dollars) or a Eurocurrency Borrowing (required in the case of all Borrowings denominated in a currency other than dollars); and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Borrowing Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Borrowing Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be (i) if such Borrowing is denominated in dollars, converted to an ABR Borrowing and (ii) if such Borrowing is denominated in a currency other than dollars, continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) no outstanding Borrowing denominated in a currency other than dollars may be continued as a Eurocurrency Borrowing with an Interest Period longer than one month’s duration and (iii) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments made on the Effective Date shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 unless such amount represents all of the remaining Commitments of such Class, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments and (iii) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swingline Commitment exceeds the amount of the aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swingline Commitment, as applicable, shall be automatically reduced by the amount of such excess.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten (10) Business Days after such Loan is made and (B) the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

(f) In addition to the accounts and records referred to in paragraphs (b) and (c) of this Section, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.10 Amortization of Term Loans.

(a) (i) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay USD Term Borrowings on the last day of each September, December, March and June (commencing on March 31, 2013) in the principal amount of the USD Term Loan equal to the amounts set forth in the table below opposite the applicable date:

Payment Date	Payment Amount
March 31, 2013	$468,750
June 30, 2013	$468,750
September 30, 2013	$468,750
December 31, 2013	$468,750
March 31, 2014	$468,750
June 30, 2014	$468,750
September 30, 2014	$468,750
December 31, 2014	$468,750
March 31, 2015	$937,500
June 30, 2015	$937,500
September 30, 2015	$937,500
December 31, 2015	$937,500
March 31, 2016	$937,500
June 30, 2016	$937,500
September 30, 2016	$937,500
December 31, 2016	$937,500
March 31, 2017	$1,406,250
June 30, 2017	$1,406,250
September 30, 2017	$1,406,250
USD Term Loan Maturity Date	Outstanding principal amount of the USD Term Loan

(ii) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay EUR Term Borrowings on the last day of each September, December, March and June (commencing on March 31, 2013) in the principal amount of the EUR Term Loan equal to the amounts set forth in the table below opposite the applicable date:

Payment Date	Payment Amount
March 31, 2013	$250,000
June 30, 2013	$250,000
September 30, 2013	$250,000
December 31, 2013	$250,000
March 31, 2014	$250,000
June 30, 2014	$250,000
September 30, 2014	$250,000
December 31, 2014	$250,000
March 31, 2015	$500,000
June 30, 2015	$500,000
September 30, 2015	$500,000
December 31, 2015	$500,000
March 31, 2016	$500,000
June 30, 2016	$500,000
September 30, 2016	$500,000
December 31, 2016	$500,000
March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
EUR Term Loan Maturity Date	Outstanding principal amount of the EUR Term Loan

(b) To the extent not previously paid, the USD Term Loan shall be due and payable in full on the USD Term Maturity Date and the EUR Term Loan shall be due and payable in full on the EUR Term Maturity Date.

(c) Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section in direct order of maturity to the scheduled and outstanding repayments due in the 24 months following such prepayment and pro rata to the scheduled and outstanding repayments due thereafter.

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.11.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may offer to prepay the outstanding Term Loans on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers; provided, further, that any Term Loan that is so prepaid will be automatically and irrevocably cancelled.

(B) Subject to the first proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(1) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(2) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount

Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) Subject to the first proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(1) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(2) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discounted Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range

Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) Subject to the first proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(1) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (1) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(2) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in Same Day Funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans owed to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” to the extent such event results in Net Proceeds of less or equal to than $25,000,000 in the case of any single transaction or series of related transactions, if Holdings and its Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in assets useful in the business of the Borrower and the other Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12-month period, have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested).

(d) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2013, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) (including 2.11(a)(i)) during such fiscal year excluding all such prepayments funded with the proceeds of other Indebtedness or the proceeds of any sale or other disposition of assets outside the ordinary course of business. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least two Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be retained by the Borrower. Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 2.11(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in a currency other than dollars, not later than 2:00 p.m. four Business Days (or five Business Days in the case of a Special Notice Currency) before the date of prepayment or (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; provided further that, any notice of mandatory prepayment pursuant to Section 2.11(c) or (d) must be delivered not later than 2:00 p.m., New York City time, four Business Days before the date of prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) or (d) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to Holdings or the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to Holdings or the Borrower (Holdings or the Borrower, as applicable, hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (B), on or before the date on which any Net Proceeds from any Foreign Prepayment Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.11(c) (or, in the case of Excess Cash Flow, a date on or before the date that is twelve months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 2.11(d) unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 2.11(c)), (x) the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to reinvestments described in the proviso of Section 2.11(c) (determined without regard to the $25,000,000 limitation) or such prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at a rate equal to 0.25% per annum (or such lower rate as agreed between the Borrower and the relevant Issuing Bank) on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, in dollars, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) The Borrower agrees to pay on the Effective Date to each Lender party to this Agreement as a Term Lender on the Effective Date, as fee compensation for the funding of such Term Lender’s Term Loan, a closing fee in an amount equal to (i) 1.00% of the stated principal amount of such Term Lender’s USD Term Loan and (ii) 1.50% of the stated principal amount of such Term Lender’s EUR Term Loan. Such fees shall be payable to each Term Lender out of the proceeds of such Term Lender’s Term Loan as and when funded on the Effective Date and shall be treated (and reported) by the Borrower and Term Lenders as a reduction in issue price of the Term Loans for U.S. federal, state and local income tax purposes. Such closing fees will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(e) The Borrower agrees to pay on the Effective Date to each Lender party to this Agreement as a Revolving Lender on the Effective Date, as fee compensation for such Lender’s Revolving Commitment, a closing fee in an amount equal to 1.00% of the stated principal amount of such Revolving Lender’s Revolving Commitment. Such fees shall be payable to each Revolving Lender on the Effective Date. Such closing fees will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(f) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the sum of (i) Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (ii) the Applicable Rate plus (iii) solely in the case of a Eurocurrency Borrowing denominated in a currency other than dollars of any Lender (other than a Lender party to this Agreement on the Effective Date) which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) or the case of interest in respect of Loans denominated in currencies other than dollars as to which market practice differs from the foregoing, in accordance with such market practice. The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing and shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Mandatory Cost);

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered. Notwithstanding the foregoing, this paragraph will not apply to any such increased costs or reductions resulting from Taxes, as to which Section 2.17 shall govern.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section 2.15 if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), (d) any failure by the Borrower to make any payment of a Loan or any drawing under any Letter of Credit (or interest due thereon) denominated in a currency other than dollars on its scheduled due date or any payment thereof in a different currency or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable (including foreign exchange losses) to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes,

provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) Without duplication of any additional amounts paid under Section 2.17(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under, or otherwise with respect to, any Loan Document or activities related thereto, (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed originals of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such other documentation as required under the Code,

(B) two properly completed and duly signed originals of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed originals of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participating Lender), two properly completed and duly signed originals of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Section 1471(b) or 1472(b), as applicable) of the Code, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.

(g) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the Swingline Lender.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time, in the case of payments of principal and interest on Loans denominated in dollars, and not later than the Applicable Time, in the case of payments of principal and interest on Loans denominated in a currency other than dollars), on the date when due, in Same Day Funds, free and clear of and without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. Except as otherwise expressly provided herein, all payments or prepayments of any Loan denominated in dollars shall be made in dollars, all payments or prepayments of any Loan denominated in a currency other than dollars shall be made in such currency, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan denominated in dollars or LC Disbursement shall be made in dollars, all payments of accrued interest payable on a Loan denominated in a currency other than dollars shall be made in such currency and all other payments under each Loan Document shall be made in dollars. The Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in the required currency, the Borrower shall make such payment in dollars in the Dollar Equivalent of such currency payment amount.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing

Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any event gives rise to the operation of Section 2.23 or if the Borrower is required to pay Mandatory Costs to any Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or any Mandatory Costs or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Principal Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20 Incremental Credit Extensions.

(a) (i) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”) from Additional Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment, (A) no Event of Default shall have occurred and be continuing or shall result therefrom, (B) [reserved], (C) the Senior Secured Net Leverage Ratio on a Pro Forma Basis (treating the proposed Revolving Commitment Increase as fully drawn and excluding from the calculation of Consolidated Net Debt the cash proceeds from the borrowing of the proposed Revolving Commitment Increase) shall not exceed 3.11:1.0 as of the end of the most recent Test Period, (D) the Total Net Leverage Ratio on a Pro Forma Basis (treating the proposed Revolving Commitment Increase as fully drawn and excluding from the calculation of Consolidated Net Debt the cash proceeds from the borrowing of the proposed Revolving Commitment Increase) as of the end of the most recent Test Period shall not exceed the ratio that is 0.25 less than the maximum Total Net Leverage Ratio permitted under Section 6.11 as of the end of such Test Period, (E) the Borrower shall be in compliance on a Pro Forma Basis (treating the proposed Revolving Commitment Increase as fully drawn and excluding from the calculation of Consolidated Net Debt the cash proceeds from the borrowing of the proposed Revolving Commitment Increase) with the Financial Performance Covenant as of the end of the most recent Test Period, (F) Holdings shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (C), (D) and (E) above, including reasonably detailed calculations demonstrating compliance with clauses (C), (D) and (E) above, (G) in the case of a Revolving Commitment Increase, the maturity date of such Revolving Commitment Increase shall be the Revolving Maturity Date, such Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date and such Revolving Commitment Increase shall be on the same terms (and pursuant to the same documentation) governing the Revolving Commitments pursuant to this Agreement, and (H) any Incremental Revolving Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Additional Revolving Lenders with the applicable Revolving Commitment Increase; provided that to the extent such terms and documentation are not consistent with this Agreement, they shall be reasonably satisfactory to the Administrative Agent; provided, further, that no Issuing Bank or Swingline Lender shall be required to act as “issuing bank” or “swingline lender” under any such Revolving Commitment Increase without its written consent. Notwithstanding anything to contrary in this Agreement, the sum of (x) the aggregate principal amount of all Revolving Commitment Increases, (y) the aggregate principal amount of all Term Commitment Increases and (z) the aggregate principal amount of all Additional Notes issued pursuant to Section 6.01(a)(xxiii) shall not exceed the Incremental Cap. Each Revolving Commitment Increases shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof unless such amount represents all the remaining availability under the aggregate principal amount of Revolving Commitment Increases set forth above.

(i) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more additional tranches of terms loans hereunder or increases in the aggregate amount of the Term Commitments which shall take the form of an additional tranche of term loans hereunder (each such increase, a “Term Commitment Increase”) from one or more Additional Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term

Facility Amendment, (A) no Event of Default shall have occurred and be continuing or shall result therefrom, (B) [reserved], (C) the Senior Secured Net Leverage Ratio on a Pro Forma Basis (treating any concurrently established Revolving Commitment Increases as fully drawn and excluding from the calculation of Consolidated Net Debt the cash proceeds of the proposed Term Commitment Increase and the borrowing of the proposed concurrently established Revolving Commitment Increases) shall not exceed 3.11:1.0 as of the end of the most recent Test Period, (D) the Total Net Leverage Ratio on a Pro Forma (treating any concurrently established Revolving Commitment Increases as fully drawn and excluding from the calculation of Consolidated Net Debt the cash proceeds of the proposed Term Commitment Increase and the borrowing of the proposed concurrently established Revolving Commitment Increases) as of the end of the most recent Test Period shall not exceed the ratio that is 0.25 less than the maximum Total Net Leverage Ratio permitted under Section 6.11 as of the end of the most recent Test Period, (E) the Borrower shall be in compliance on a Pro Forma Basis (treating the proposed Revolving Commitment Increase as fully drawn and excluding from the calculation of Consolidated Net Debt the cash proceeds from the borrowing of the proposed Revolving Commitment Increase) with the Financial Performance Covenant as of the end of the most recent Test Period, (F) Holdings shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (C), (D) and (E) above, including reasonably detailed calculations demonstrating compliance with clauses (C), (D) and (E) above, (G) the maturity date of any term loans incurred pursuant to such Term Commitment Increase shall not be earlier than the latest Term Maturity Date and the Weighted Average Life to Maturity of any such term loans incurred pursuant to such Term Commitment Increase shall not be shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans, (H) the interest rate margins and, subject to clause (G), the amortization schedule for any term loans incurred pursuant to such Term Commitment Increase shall be determined by the Borrower and the Additional Term Lenders with the applicable Term Commitment Increases; provided that (1) with respect to any term loans incurred pursuant to such Term Commitment Increase that are denominated in any currency other than Euros, in the event that the interest rate margins for such term loans are higher than the interest rate margins for the USD Term Loan by more than 50 basis points, then (x) the interest rate margins for the USD Term Loan shall be increased to the extent necessary so that the interest rate margins for the USD Term Loan are equal to the interest rate margins for such term loans incurred pursuant to such Term Commitment Increase minus 50 basis points and (y) the interest rate margins for the EUR Term Loan shall be increased by the same amount (in basis points) that the interest rate margins for the USD Term Loan are increased and (2) with respect to any term loans incurred pursuant to such Term Commitment Increase that are denominated in Euros, in the event that the interest rate margins for such term loans are higher than the interest rate margins for the EUR Term Loan by more than 50 basis points, then (x) the interest rate margins for the EUR Term Loan shall be increased to the extent necessary so that the interest rate margins for the EUR Term Loan are equal to the interest rate margins for such term loans incurred pursuant to such Term Commitment Increase minus 50 basis points and (y) the interest rate margins for the USD Term Loan shall be increased by the same amount (in basis points) that the interest rate margins for the EUR Term Loan are increased; provided, further, that, in determining the interest rate margins applicable to the term loans incurred pursuant to such Term Commitment Increase and the Term Loans (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Term Lenders or any Additional Term Lenders in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed three-year life to maturity) shall be included, (y) customary arrangement or commitment fees payable to the Joint Lead Arrangers and Joint Bookrunners (or their Affiliates) in connection with this Agreement or to one or more arrangers (or their Affiliates) of any Term Commitment Increase shall be excluded and (z) if the Term Commitment Increase includes an interest rate floor greater than the interest rate floor applicable to the Term Loans, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin for the Term Loans shall be required, to the extent an increase in the interest rate floor in the Term Loans would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term Loans shall be increased by such increased amount, and (I) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Additional Term Lenders with the applicable Term Commitment Increases; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clauses (G) or (H) above), they shall be reasonably satisfactory to the Administrative Agent. Notwithstanding anything to contrary in this Agreement, the sum of (x) the aggregate principal amount of all Term Commitment Increases, (y) the aggregate principal amount of all Revolving Commitment Increases and (z) the aggregate principal amount of all Additional Notes issued pursuant to Section 6.01(a)(xxiii) shall not exceed the Incremental Cap. Each Term Commitment Increase shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof unless such amount represents all the remaining availability under the aggregate principal amount of Term Commitment Increases set forth above.

(b) (i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Revolving Commitment Increase or Term Commitment Increase.

(i) Commitments in respect of any Revolving Commitment Increase shall become Commitments (or by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Revolving Lender and the Administrative Agent. Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Revolving Commitment Increase or, unless it agrees, be obligated to provide any Revolving Commitment Increase) or by any other Additional Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Revolving Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Revolving Commitment Increase Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, shareholder resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(ii) Commitments in respect of any Term Commitment Increase shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Term Lender and the Administrative Agent. Term Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Term Commitment Increase or, unless it agrees, be obligated to provide any Term Commitment Increases) or by any other Additional Term Lender. An

Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Term Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Term Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, shareholder resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(c) (i) Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of such Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage. Any Revolving Loans outstanding immediately prior to the date of such Revolving Commitment Increase that are Eurocurrency Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Revolving Lenders holding such Loans immediately prior to the date of such Revolving Commitment Increase, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time it will be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Revolving Lenders after giving effect to the Revolving Commitment Increase; provided, however, that upon the occurrence of any Event of Default, each Revolving Commitment Increase Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Revolving Loans of other Revolving Lenders so that, after giving effect thereto, all Revolving Loans that are Eurocurrency Loans are held by the Revolving Lenders in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04; provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b)(i) shall not apply thereto. If there are any ABR Revolving Loans outstanding on the date of such Revolving Commitment Increase, such Loans shall either be prepaid by the Borrower on such date or refinanced on such date (subject to satisfaction of applicable borrowing conditions) with Revolving Loans made on such date by the Revolving Lenders (including the Revolving Commitment Increase Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (i) each Revolving Commitment Increase Lender will make ABR Revolving Loans to the Borrower by transferring funds to the Administrative Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Revolving Commitment Increase Lender’s Revolving Commitment Increase by the aggregate amount of the Revolving Commitments (after giving effect to the Revolving Commitment Increase on such date) and (ii) such funds will be applied to the prepayment of outstanding ABR Revolving Loans held by the Revolving Lenders other than the Revolving Commitment Increase Lenders, and transferred by the Administrative Agent to the Revolving Lenders other than the Revolving Commitment Increase Lenders, in such amounts so that, after giving effect thereto, all ABR Revolving Loans will be held by the Revolving Lenders in accordance with their then-current Applicable Percentages. On the date of such Revolving Commitment Increase, the Borrower will pay to the Administrative Agent, for the accounts of the Revolving Lenders receiving such prepayments, accrued and unpaid interest on the principal amounts of their Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(i) Upon each Term Commitment Increase pursuant to this Section, each Additional Term Lender with shall make an additional term loan to the Borrower in a principal amount equal to such Lender’s Term Commitment Increase. Any such term loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.

(d) This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21 Maturity Extension.

(a) [Reserved].

(b) At any time after the Effective Date, the Borrower and any Lender may agree, by notice to the Administrative Agent (each such notice, an “Extension Notice”), to extend the maturity date of such Lender’s Revolving Commitments and/or Term Loans to the extended maturity date specified in such Extension Notice.

(c) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, the definition of “Required Revolving Lenders” and Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the

Swingline Lender hereunder; third, to cash collateralize the Defaulting Lender Fronting Exposure of each Issuing Bank, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or LC Disbursements of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their respective Applicable Percentages without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit participation fees as provided in Section 2.12(b); provided that with respect to any commitment fee pursuant to Section 2.12(a) or any Letter of Credit participation fees payable pursuant to Section 2.12(b) not required to be paid to any Defaulting Lender pursuant to clause (a)(iii) above or Section 2.12, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to Section 2.22(a)(iv) below and (y) pay to the Issuing Banks and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Defaulting Lender Fronting Exposure to such Defaulting Lender.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Sections 2.04 and 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.22(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Defaulting Lender Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Defaulting Lender Fronting Exposure in accordance with the procedures set forth in Section 2.05.

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, the relevant currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of Holdings and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to (i) carry on its business as now conducted and as proposed to be conducted and (ii) execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Financing Transactions and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Financing Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and each other Loan Document to which any Loan Party is to be a party, when executed and delivered, by such Loan Party, will be duly executed and delivered by such Loan Party. This Agreement constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder or (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of Holdings and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of Holdings and its subsidiaries dated June 30, 2012 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) As of the Effective Date, Holdings has furnished to the Lenders the consolidated pro forma balance sheet of Holdings and its Subsidiaries as at June 30, 2012, and the related consolidated pro forma statement of operations of Holdings as of and for the twelve-month period then ended (such pro forma balance sheet and statement of operations, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such transactions had occurred on such date or at the beginning of such period, as the case may be. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of Holdings and its Subsidiaries as at June 30, 2012, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of such period (excluding the impact of purchase accounting effects required by GAAP).

(d) Since December 31, 2011, there has been no Material Adverse Effect (provided that the representation set forth in this Section 3.04(d) shall not be deemed made on the Effective Date in respect of any Borrowings or extensions of credit made hereunder on such date).

SECTION 3.05 Properties.

Each of Holdings and the Restricted Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business, if any (including all the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of Holdings or the Borrower, any basis to reasonably expect that Holdings or any Restricted Subsidiary will become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each of Holdings and its Restricted Subsidiaries is in material compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of Holdings or any Restricted Subsidiary is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefore in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against Holdings or any Restricted Subsidiary except (i) those being actively contested by a Loan Party or such Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither Holdings nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither Holdings nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Section 4201 of ERISA with respect to a Multiemployer Plan and (iv) neither Holdings nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.11 Disclosure. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

SECTION 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its subsidiaries in, each subsidiary of Holdings.

SECTION 3.13 Intellectual Property; Licenses, Etc. Holdings and its Restricted Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses, without conflict with the Intellectual Property of any Person, except to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by Holdings or any Restricted Subsidiary in the operation of its business infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency. Immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the fair value of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings and its Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings and its Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) Holdings and its Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

SECTION 3.15 Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any other Subordinated Indebtedness.

SECTION 3.16 Federal Reserve Regulations. None of Holdings, the Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17 Use of Proceeds. The Borrower will use the proceeds of (a) the USD Term Loan to finance the Transaction and pay Transaction Costs, (b) the EUR Term Loan to make an intercompany loan to Tornier France the proceeds of which will be used by Tornier France to refinance Indebtedness of Tornier France and its subsidiaries outstanding on the Effective Date and (c) the Revolving Loans and Swingline Loans made after the Effective Date for general corporate purposes.

SECTION 3.18 Labor Matters.

Neither Holdings nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other labor difficulty within the five years preceding the Closing Date that had a Material Adverse Effect.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Kirkland & Ellis LLP, New York counsel for the Loan Parties and (ii) Linklaters LLP, Dutch counsel for the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of Holdings and each U.S. Loan Party, dated the Effective Date, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of Holdings and each U.S. Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of Holdings and each U.S. Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors and/or similar governing bodies of Holdings and each U.S. Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of Holdings and each U.S. Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received all fees and other amounts (which may, at the Administrative Agent’s option in consultation with the Borrower, be offset against the initial Loans on the Effective Date) previously agreed in writing by the Joint Lead Arrangers, certain of their respective Affiliates and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of Holdings, together with all attachments contemplated thereby; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement by Holdings and the U.S. Loan Parties and the execution and delivery of the Collateral Agreement by Holdings, Tornier US Holdings, the Borrower, the Company and the other U.S. Loan Parties, (b) creation of and perfection of security interests in the Equity Interests of the Domestic Subsidiaries of Holdings, including the Borrower, and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the U.S. Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within 90 calendar days following the Effective Date or such later date as the Administrative Agent may reasonably agree pursuant to Section 5.14).

(g) Since December 31, 2011, there has not been or occurred any Material Adverse Effect (as such term is defined in the Merger Agreement) with respect to the Company or any event, condition, change or effect that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (as such term is defined in the Merger Agreement) with respect to the Company.

(h) Certificates of insurance shall be delivered to the Administrative Agent evidencing the existence of insurance to be maintained by the Loan Parties that are Domestic Subsidiaries pursuant to Section 5.07 and, if applicable, the Administrative Agent shall be designated as an additional insured and loss payee or mortgagee endorsement as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Effective Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).

(i) The Arrangers shall have received, as described in Section 3.04, (i) unaudited consolidated financial statements of Holdings comprising a balance sheet, a statement of income and a statement of cash flows for each of the fiscal quarters ended after December 31, 2011 and at least 45 days prior to the Effective Date, which financial statements shall be prepared in accordance with GAAP (subject to the absence of footnotes and to normal year-end audit adjustments) and (ii) to the extent the same have been provided to the Holdings by the Company, unaudited consolidated financial statements of the Company comprising a balance sheet, a statement of income and a statement of cash flows for each month ended after June 30, 2012 and at least 30 days prior to the Effective Date, which financial statements shall be prepared in accordance with GAAP.

(j) The Arrangers shall have received the Pro Forma Financial Statements.

(k) The Specified Representations shall be true and correct (or, in the case of the representation and warranties set forth in clause (b) of the definition of “Specified Representations,” true and correct in all material respects; provided that any such representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Effective Date.

(l) The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Effective Date, shall be consummated, in all material respects in accordance with the Acquisition Agreement, without giving effect to any amendments, supplements, waivers or other modifications to or of the Acquisition Agreement that are material and adverse to the Lenders, without the prior consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).

(m) The Refinancing shall have been consummated or shall be consummated simultaneously with the initial funding of Loans on the Effective Date.

(n) The Lenders shall have received a certificate from the chief financial officer of Holdings certifying as to the solvency of Holdings and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(o) The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information about Holdings and Restricted Subsidiaries as shall have been reasonably requested in writing at least 10 Business Days prior to the Effective Date by the Administrative Agent that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of Section 8.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any Borrowing or issuance of Letter of Credit on the Effective Date), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit (other than any Borrowing or issuance of Letter of Credit on the Effective Date) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, as soon as available and in any event on or before the date that is 120 days after the end of each such fiscal year of Holdings), audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ending September 30, 2012, as soon as available and in any event on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three fiscal quarters of each fiscal year of Holdings (or, if such financial statements are not required to be filed with the SEC, as soon as available and in any event, on or before the date that is 45 days after the end of each such fiscal quarter, unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five days after delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) with respect to any Test Period in which such Financial Performance Covenant is applicable, demonstrating compliance with the Financial Performance Covenant and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2013, of Excess Cash Flow for such fiscal year and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c);

(e) not later than 90 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for Holdings and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings or any Restricted Subsidiary to the holders of its Equity Interests generally, as the case may be; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, any potential inability to satisfy the Financial Performance Covenant in a future date or period) or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto, on Holdings’ website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent, the Joint Lead Arrangers and/or the Joint Bookrunners may, but shall not be obligated to, make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings or the Borrower, as applicable, hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings or the Borrower, as applicable, shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, each of Holdings and the Borrower (i) acknowledges and agrees that the financial information required to be delivered pursuant to Section 5.01(a), (b) and (c) shall be treated as if marked “PUBLIC” for purposes of this paragraph and (ii) shall be under no obligation to mark any other Borrower Materials as “PUBLIC”.

SECTION 5.02 Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by applicable law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings or any Subsidiary, affecting Holdings or any Subsidiary or the receipt of a notice of an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(d) the occurrence of any event, condition or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number or registered number, as applicable.

(b) Not later than five days after delivery of financial statements pursuant to Section 5.01(a) or (b), Holdings shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings (i) setting forth the information required pursuant to Paragraphs 1, 2, 10, 11 and 12 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Wholly Owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 have been given.

SECTION 5.04 Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, etc. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations and liabilities in respect of Taxes imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except to the extent (i) any such Taxes are being contested in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Lenders as the loss payee or mortgagee thereunder. The Borrower will, and will cause each Restricted Subsidiary that is a Domestic Subsidiary to, (i) maintain, if available, fully paid flood hazard insurance on all real property that constitutes Collateral and that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governor, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

SECTION 5.08 Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or any Restricted Subsidiary, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.09 Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Loans for the purposes set forth in Section 3.17. Letters of Credit will be used only for general corporate purposes.

SECTION 5.11 Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary of the Borrower or Intermediate Parent is formed or acquired after the Effective Date or (ii) if any Restricted Subsidiary of the Borrower ceases to be an Excluded Subsidiary, then Holdings or the Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary or Intermediate Parent is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is a Foreign Subsidiary or an Excluded Subsidiary) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary or Intermediate Parent owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree).

(b) Within 30 days (or such longer period as the Administrative Agent may reasonably agree) after Holdings or the Borrower identifies any new Material Subsidiary of the Borrower pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary.

(c) Holdings may at any time after the Effective Date designate any Foreign Subsidiary as a Loan Party by written notice to the Administrative Agent (each such Foreign Subsidiary that is so designated is an “Additional Foreign Loan Party”) provided that (i) with respect to any Foreign Subsidiary not organized under the laws of the United Kingdom, Ireland or The Netherlands, the Administrative Agent has determined in its reasonable discretion that the Guarantee by such Foreign Subsidiary of, and Liens granted by such Foreign Subsidiary in its property to secure, the Secured Obligations would be enforceable by the Administrative Agent under applicable Requirements of Law without any restriction, delay or tax that is materially more adverse than any such restriction, delay or tax applicable in the United Kingdom, Ireland or The Netherlands; provided, the Administrative Agent and Holdings hereby agree that TMG France has been determined to satisfy the foregoing requirements and (ii) Holdings and the Borrower have complied with the definition of “Collateral and Guarantee Requirement” with respect to such Foreign Subsidiary.

(d) If any Foreign Subsidiary is designated as an Additional Foreign Loan Party, Holdings will, concurrently with such designation (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion), cause such Foreign Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Foreign Subsidiary and with respect to any Equity Interest in or Indebtedness of such Foreign Subsidiary owned by or on behalf of any Loan Party (or such longer period as the Administrative Agent shall reasonably agree) and Holdings will deliver to the Administrative Agent a completed Perfection Certificate with respect to such Foreign Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby.

SECTION 5.12 Further Assurances.

(a) Subject to the proviso to Section 4.01(f) solely with respect to the Effective Date, each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, subject to the Agreed Security Principles and the provisions of any applicable Security Document, any material assets (including (i) any owned (but not leased or ground leased) Material Real Property or improvements thereto or any interest therein and (ii) any Intellectual Property) are acquired or otherwise held by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any real property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall not be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section until a reasonable time following the acquisition of such real property, and in no event shall compliance be required until 90 days following such acquisition or such longer time period as agreed to by the Administrative Agent in its reasonable discretion.

SECTION 5.13 Designation of Subsidiaries. Holdings may at any time after the Effective Date designate any Restricted Subsidiary acquired or organized after the Effective Date as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant recomputed as of the last day of the most recent Test Period and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if such Subsidiary or any of its subsidiaries (A) owns any Equity Interests or Indebtedness of, or owns or holds a Lien on, any property of any Loan Party or (B) is directly or indirectly liable for other Indebtedness of Holdings or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of Holdings’ or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings’ or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.14 Certain Post-Closing Obligations. As promptly as practicable, and in any event within 90 calendar days after the Effective Date (or such shorter time periods as may be specified in Schedule 5.14), or such later date as the Administrative Agent agrees to in writing, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions (including, without limitation, those specified on Schedule 5.14) that would have been required to be delivered or taken on the Effective Date but for the proviso to Section 4.01(f), in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of Holdings and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21);

(ii) Indebtedness (A) outstanding on the Effective Date and listed on Schedule 6.01 and any Permitted Refinancing thereof and (B) intercompany Indebtedness outstanding on the Effective Date and listed on Schedule 6.01;

(iii) Guarantees by Holdings and the Restricted Subsidiaries in respect of Indebtedness of Holdings or any Restricted Subsidiary otherwise permitted hereunder; provided that such Guarantee is otherwise permitted by Section 6.04; provided further that (A) no Guarantee by any Restricted Subsidiary of any Subordinated Indebtedness shall be permitted unless such Restricted Subsidiary shall be the Borrower or shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (B) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of Holdings owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or Holdings to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Effective Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit I or (ii) otherwise reasonably satisfactory to the Administrative Agent;

(v) (A) Indebtedness (including Capital Lease Obligations) of Holdings or any Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of $10,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;

(vi) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into Holdings or a Restricted Subsidiary) after the Effective Date as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by Holdings or a Restricted Subsidiary in connection with an acquisition of assets by Holdings or such Restricted Subsidiary in a Permitted Acquisition, and Permitted Refinancings thereof; provided that (A) such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (B) at the time of any such incurrence of

Indebtedness and after giving effect thereto on a Pro Forma Basis, (1) the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenants for the Test Period then last ended, (2) the Senior Secured Net Leverage Ratio on a Pro Forma Basis shall not exceed 3.11:1.0 as of the end of the most recent Test Period and (3) the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period shall not exceed the ratio that is 0.25 less than the maximum Total Net Leverage Ratio permitted under Section 6.11 as of the end of such Test Period and (C) no Event of Default shall exist or result therefrom; provided, further that such Indebtedness of Persons that are or become Foreign Subsidiaries that are not Loan Parties shall not exceed $5,000,000 in the aggregate;

(viii) Subordinated Indebtedness of Loan Parties incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that (A) the primary obligor in respect of, and any Person that Guarantees, such Indebtedness shall be a Loan Party, (B) such Indebtedness is unsecured, (C) such Indebtedness does not mature prior to the date that is 180 days after the Term Maturity Date in effect at the time of such incurrence, (D) such Indebtedness has no scheduled amortization or payments, repurchases or redemptions of principal prior to the date that is 180 days after the Term Maturity Date, (E) such Indebtedness is not subject to mandatory repurchase, redemption or prepayment prior to the date that is 180 days after the Term Maturity Date (other than pursuant to customary asset sale or change of control provisions or mandatory refinancing provisions customary in bridge financing facilities so long as such refinancing indebtedness itself would be permitted to be incurred under this Agreement), (F) immediately after giving effect thereto and the use of the proceeds thereof, on a Pro Forma Basis, (1) the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenants for the Test Period then last ended, (2) the Senior Secured Net Leverage Ratio on a Pro Forma Basis shall not exceed 3.11:1.0 as of the end of the most recent Test Period and (3) the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period shall not exceed the ratio that is 0.25 less than the maximum Total Net Leverage Ratio permitted under Section 6.11 as of the end of such Test Period, (G) no Event of Default shall exist or result therefrom and (H) such Indebtedness has covenants and events of default, taken as a whole, that are not materially less favorable to Holdings, its Subsidiaries and the Lenders than the covenants and events of default of this Agreement (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions are not materially less favorable shall satisfy the foregoing requirements in this clause (H);

(ix) Indebtedness representing deferred compensation owed to employees of Holdings and its Restricted Subsidiaries incurred in the ordinary course of business;

(x) Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 6.07(a);

(xi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in the Acquisition, any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(xiv) Indebtedness of Holdings and its Restricted Subsidiaries; provided that, immediately after giving effect thereto and the use of the proceeds thereof, (A) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $20,000,000;

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvi) Indebtedness incurred by Holdings or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xvii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xviii) [Reserved];

(xix) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xx) [Reserved];

(xxi) [Reserved]

(xxii) [Reserved];

(xxiii) Indebtedness of the Borrower in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the Secured Obligations, that are issued or made in lieu of Revolving Commitment Increases and/or Term Commitment Increases pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Additional Notes”); provided that (i) such Additional Notes are not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date then in effect, (ii) the aggregate principal amount of all Additional Notes issued pursuant to this paragraph (xxiii) shall not exceed (x) the Incremental Cap less (y) the amount of all Revolving Commitment Increases and Term Commitment Increases, (iii) such Additional Notes shall not be subject to any Guarantee by any Person other than a Loan Party, (iv) in the case of Additional Notes that are secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Restricted Subsidiary other than any asset constituting Collateral, (v) at the time of such incurrence (except in the case of any extension, renewal, refinancing or replacement thereof that does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, renewed, refinanced or replaced) and immediately after giving effect thereto, (A) the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenants for the Test Period then last ended and (B) the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period shall not exceed the ratio that is 0.25 less than the maximum Total Net Leverage Ratio permitted under Section 6.11 as of the end of such Test Period, (vi) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (vii) if such Additional Notes are secured, the security agreements relating to such Additional Notes shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (viii) if such Additional Notes are secured, the holders of such Additional Notes (or agent or trustee acting on behalf of such holders) shall have entered into an intercreditor agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, and (ix) the documentation with respect to any Additional Notes contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control and asset sale offers that are customary for high yield notes of such type; and

(xxiv) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiii) above.

(b) Holdings will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests and (B) preferred Equity Interests issued to and held by Holdings or any Restricted Subsidiary.

SECTION 6.02 Liens. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Effective Date and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary permitted under Section 6.01;

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii); provided further that if such Indebtedness is incurred pursuant to Section 6.01(a)(vii), then either (i) such Liens are discharged within 90 days after such acquisition or such Person becoming a Restricted Subsidiary, as applicable, or (ii) at the time of such incurrence and after giving effect thereto on a Pro Forma Basis, the Senior Secured Net Leverage Ratio for the Test Period then last ended is less than or equal to 3.11:1.0;

(xii) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of Holdings or any Restricted Subsidiaries in the ordinary course of business;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of Holdings or any Restricted Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by Holdings or any of the Restricted Subsidiaries are located;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens on the Collateral securing Additional Notes;

(xx) Liens on real property other than the Mortgaged Properties or any other Material Real Property;

(xxi) Liens on the property or assets of Foreign Subsidiaries that are not Loan Parties securing Indebtedness permitted to be incurred by them under Section 6.01;

(xxii) Liens securing Indebtedness permitted under Section 6.01(a)(viii) or Section 6.01(a)(xiv) on a junior basis to the Loans and the Liens of the Administrative Agent under the Security Documents, with such priority being on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being understood that the terms of the Second Lien Intercreditor Agreement are satisfactory); and

(xxiii) other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof) the aggregate face amount of obligations secured by Liens existing in reliance on this clause (xxiii) shall not exceed $12,500,000 outstanding at any time.

SECTION 6.03 Fundamental Changes.

(a) Holdings will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i) any Restricted Subsidiary (other than the Borrower) may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Restricted Subsidiary that is a Loan Party or (2) if the continuing or surviving Person is not a Restricted Subsidiary that is a Loan Party, the acquisition of such non-surviving Subsidiary that is a Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary (other than Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Default exists after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower shall have delivered to the Administrative Agent any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(v) any Restricted Subsidiary (other than Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction;

(vi) the Borrower and the other Restricted Subsidiaries may consummate the Acquisition;

(vii) any Restricted Subsidiary (other than Borrower) may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to the transaction; and

(viii) Holdings may merge or consolidate with any other Person, so long as no Event of Default exists after giving effect to such merger or consolidation; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”), (1) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (2) each Loan Party other than Holdings, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (3) the Successor Holdings shall, immediately following such merger or consolidation, directly or indirectly own all Equity Interests in Subsidiaries owned by Holdings immediately prior to such merger or consolidation and (4) Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents; provided further that the Successor Holdings agrees to use commercially reasonable efforts to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(b) Holdings will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by Holdings and the Restricted Subsidiaries on the Effective Date and businesses reasonably related or ancillary thereto.

(c) Holdings will not, and will not permit any Intermediate Parent to, conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of its Subsidiaries, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee, the Acquisition Agreement, the other agreements contemplated by the Acquisition Agreement and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under Article VI (including, but not limited to, the making of any Restricted Payment permitted by Section 6.08 or holding of any cash or Permitted

Investments received in connection with Restricted Payments made in accordance with Section 6.08 pending application thereof in the manner contemplated by Section 6.04, the incurrence of any Indebtedness permitted to be incurred by it under Section 6.01 and the making of any Investment permitted to be made by it under Section 6.04), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors, (ix) activities incidental to the consummation of the Transactions and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.

(d) Holdings will not, and will not permit any Intermediate Parent to, own or acquire any material assets (other than Equity Interests as referred to in paragraph (c)(i) above, cash and Permitted Investments and intercompany Investments in any Restricted Subsidiary permitted hereunder) or incur any liabilities (other than liabilities as referred to in paragraph (c) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments;

(b) loans or advances to officers, directors and employees of Holdings and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $2,500,000;

(c) Investments (i) by Holdings or any Restricted Subsidiary in any Loan Party (excluding any new Restricted Subsidiary that becomes a Loan Party pursuant to such Investment), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by Holdings or any Restricted Subsidiary (A) in any Restricted Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Effective Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A) (together with the amount of Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.04(h)) shall not exceed the Non-Loan Party Investment Amount at the time of any such Investment, (B) in any Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Restricted Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by Holdings or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (v) by Holdings or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Restricted Subsidiary are pledged to secure the Secured Obligations;

(d) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by Holdings or any Restricted Subsidiary in Holdings or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Permitted Acquisitions; provided that the aggregate amount of consideration paid or provided by the Borrower or any other Loan Party after the Effective Date in reliance on this Section 6.04(h) (together with any Investments made in Subsidiaries that are not Loan Parties pursuant to Section 6.04(c)(iii)(A)) for Permitted Acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with Permitted Acquisitions) for any Restricted Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Loan Party, shall not exceed the Non-Loan Party Investment Amount at such time;

(i) the Transactions;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) [Reserved];

(m) so long as immediately after giving effect to any such Investment no Event of Default has occurred and is continuing, other Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (m) (including all such Investments deemed to be made pursuant to clause (d) of the definition of “Non-Loan Party Investment Amount”), together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed (w) $25,000,000 plus (x) so long as the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant as of the end of the most recent Test Period, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied plus (y) the aggregate amount of the Net Proceeds of the issuance of, or contribution of cash in respect of existing Qualified Equity Interests, in each case after the Effective Date (other than any such issuance or contribution made pursuant to Section 7.02), that is Not Otherwise Applied;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments and other acquisitions to the extent that payment for such Investments is made solely with Qualified Equity Interests (excluding Cure Amounts) of Holdings;

(p) Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h) or 6.04(m) or any other paragraph of this Section 6.04) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) receivables owing to Holdings or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) non-cash Investments in connection with tax planning and reorganization activities; provided that, in the reasonable judgment of the Administrative Agent (following consultation with the Borrower), after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired; and

(s) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business.

SECTION 6.05 Asset Sales. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(b) Dispositions of inventory and other assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Holdings or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;

(f) Dispositions pursuant to sale-leaseback transactions permitted by Section 6.06 of property acquired by Holdings or any of its Restricted Subsidiaries after the Effective Date;

(g) Dispositions of Permitted Investments;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k) Dispositions of property to Persons other than Holdings and its Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) not otherwise permitted under this Section 6.05; provided that (i) no Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default existed or would have resulted from such Disposition) and (ii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $2,500,000, Holdings or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by Holdings or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; and

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(m) Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

provided that any Disposition of any property pursuant to this Section 6.05 (except pursuant to Sections 6.05(e) and except for Dispositions by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.

SECTION 6.06 Sale and Leaseback Transactions. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Holdings or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after Holdings or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to Holdings or to any Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings or any of its Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(ii) Holdings and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of Holdings, such Restricted Payment is made to Holdings, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(iii) [Reserved];

(iv) repurchases of Equity Interests in Holdings or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants;

(v) Restricted Payments by Holdings to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) or to service Indebtedness incurred by Holdings to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’

agreement in an aggregate amount after the Effective Date not to exceed $2,500,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5,000,000 in any calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries;

(vi) [Reserved];

(vii) [Reserved];

(viii) in addition to the foregoing Restricted Payments and so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) solely with respect to Restricted Payments made with the proceeds of Cumulative Excess Cash Flow under clause (x) below, (i) the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant as of the end of the most recent Test Period and (ii) the Senior Secured Net Leverage Ratio shall be equal to or less than 2.50 to 1.00 on a Pro Forma Basis as of the end of the most recent Test Period, then Holdings may make additional Restricted Payments in an aggregate amount, together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness made pursuant to Section 6.07(b)(iv), not to exceed (x) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied plus (y) the aggregate amount of the Net Proceeds of any issuance of, or contribution in respect of existing, Qualified Equity Interests, in each case after the Effective Date (other than any such issuance or contribution made pursuant to Section 7.02), that is Not Otherwise Applied; and

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby.

(b) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings; and

(iv) so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) solely with respect to Restricted Payments made with the proceeds of Cumulative Excess Cash Flow under clause (x) below, (i) the Borrower shall be in Pro Forma

Compliance with the Financial Performance Covenant as of the end of the most recent Test Period and (ii) the Senior Secured Net Leverage Ratio shall be equal to or less than 2.50 to 1.00 on a Pro Forma Basis as of the end of the most recent Test Period, prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 6.07(a)(viii) not to exceed the sum of (x) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied plus (y) the aggregate amount of the Net Proceeds of any issuance of, or contribution in respect of existing, Qualified Equity Interests, in each case after the Effective Date (other than any such issuance or contribution made pursuant to Section 7.02), that is Not Otherwise Applied.

SECTION 6.08 Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions with Holdings or any Restricted Subsidiary, (ii) on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) the payment of indemnities and reasonable expenses of the Sponsor, (v) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(n), (vii) payments by Holdings and its Restricted Subsidiaries pursuant to tax sharing agreements among Holdings and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, to the extent payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and (xi) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith.

SECTION 6.09 Restrictive Agreements. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 6.09) are listed on Schedule 6.09 and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ii)(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 6.01, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Subordinated Indebtedness), (vii) are imposed by Requirements of Law, (viii) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.01(a)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (x) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any Restricted Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement, (xii) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits), (xiii) are customary net worth provisions contained in real property leases or licenses of intellectual property entered into by Holdings or any Restricted Subsidiary, so long as Holdings has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its subsidiaries to meet their ongoing obligation or (xiv) arise under any documentation evidencing or governing the terms of any Additional Notes.

SECTION 6.10 Amendment of Subordinated Indebtedness. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify, waive, terminate or release the documentation governing any other Subordinated Indebtedness, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders (as reasonably determined by the Administrative Agent).

SECTION 6.11 Total Net Leverage Ratio. Holdings and the Borrower will not permit the Total Net Leverage Ratio for the Test Period ending on any of the dates set forth below to exceed the ratio set forth below opposite such date:

Test Period	Maximum Total Net Leverage Ratio
December 31, 2012	4.75:1.0
March 31, 2013	4.75:1.0
June 30, 2013	4.75:1.0
September 30, 2013	4.50:1.0
December 31, 2013	4.50:1.0
March 31, 2014	4.25:1.0
June 30, 2014	4.25:1.0
September 30, 2014	4.00:1.0
December 31, 2014	3.75:1.0
March 31, 2015	3.75:1.0
June 30, 2015	3.75:1.0

September 30, 2015	3.75:1.0
December 31, 2015	3.00:1.0
March 31, 2016	3.00:1.0
June 30, 2016	3.00:1.0
September 30, 2016	3.00:1.0
December 31, 2016 and each Test Period ending thereafter	2.50:1.0

SECTION 6.12 Interest Coverage Ratio. Holdings and the Borrower will not permit the Interest Coverage Ratio for any Test Period, commencing with the Test Period ending December 31, 2012, to be less than 4.0:1.0.

SECTION 6.13 Capital Expenditures. Holdings and the Borrower will not permit the aggregate amount of Capital Expenditures made by Holdings and its Restricted Subsidiaries to exceed in any fiscal year the amount (such yearly amount, the “Base Amount”) equal to the greater of (a) the amount set forth in the table below opposite such fiscal year and (b) 10% of the consolidated revenues of Holdings and its Restricted Subsidiaries for such fiscal year:

Fiscal Year Ending	Maximum Capital Expenditures
December 31, 2013	$31,000,000
December 31, 2014	$34,000,000
December 31, 2015	$36,000,000
December 31, 2016	$38,000,000
December 31, 2017	$41,000,000

provided that for any period set forth above, (i) the Base Amount set forth above may be increased by a maximum of 100% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (without giving effect to any increase) not spent in the immediately preceding period (the “CapEx Carryforward Amount”), (ii) the Base Amount set forth above may be increased by a maximum of 25% of the Base Amount for the immediately succeeding fiscal year (provided that the Base Amount for such succeeding fiscal year is correspondingly decreased), but only to the extent Holdings elects in writing to add all or any portion of such amount to the Base Amount for the applicable fiscal year (it being understood that the amount so added may be elected and subsequently modified at any time by Holdings in its sole discretion), (iii) additional capital expenditures may be made in any period set forth above from all or any portion of (1) the Net Proceeds to Holdings of any issuance of, or contribution of cash in respect of Qualified Equity Interests, in each case after the Effective Date (other than any such issuance or contribution made pursuant to Section 7.02), that are Not Otherwise Applied and (2) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied, but only to the extent Holdings elects in writing to add all or any portion of such amounts to the Base Amount for the applicable Fiscal Year (it being understood that the amount so added may be elected and subsequently modified at any time by Holdings in its sole discretion) and (iv) that Capital Expenditures in any period shall be deemed first made from the Base Amount applicable to such period prior to the application of any increase pursuant to the foregoing. With respect to any fiscal year of Holdings during which a Permitted Acquisition is consummated and for each fiscal year of Holdings subsequent thereto, the Base Amount applicable to such fiscal year shall be increased by an amount equal to 15% of the net revenue of the acquired entity for the most recent fiscal year of such entity ended prior to the date of such Permitted Acquisition (as set forth in the audited financial statements of such entity for such period or, if such audited financial statements are not available, as set forth in the most recent financial statements of such entity delivered to Holdings by such entity or the seller thereof in connection with such Permitted Acquisition) (the amount of such increase, the “Acquired Base Amount”); provided, further, that, with respect to the fiscal year of Holdings during which any such Permitted Acquisition occurs, the Base Amount applicable to such fiscal year shall be increased by an amount equal to the product of (x) the Acquired Base Amount and (y) a fraction, the numerator of which is the number of days remaining in such fiscal year of Holdings and the denominator of which is 365. Notwithstanding anything set forth in this Section, expenditures in connection with the build out of the manufacturing facility located in Montbonnot, France will not constitute Capital Expenditures for the purposes of this Section 6.13.

SECTION 6.14 Changes in Fiscal Periods. Holdings and the Borrower will not make any change in fiscal year; provided, however, that Holdings and/or the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement in the currency required hereunder when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document in the currency required hereunder when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings or any of its Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.04 (with respect to the existence of Holdings or any of its Restricted Subsidiaries), 5.10 or in Article VI (other than Section 6.08) and, in the case of any Event of Default under the Financial Performance Covenant, such failure shall not have been remedied pursuant to Section 7.02 on or prior to the Cure Expiration Date;

(e) Holdings or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) Holdings or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization, examinership, receivership, administration or other relief, in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, administrator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization, examinership, receivership, administration or other relief, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership, receivership, administration or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, administrator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) file a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or (vi) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Administrative Agent or any Lender;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement (or any other guaranty agreement executed by an Additional Foreign Loan Party pursuant to the “Collateral and Guaranty Requirements”) shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and the Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter of Holdings, at any time after the end of such fiscal quarter until the expiration of the 10th calendar day subsequent to the earlier of (i) the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter)

is delivered in accordance with Section 5.01(d) and (ii) the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (such date, the “Cure Expiration Date”), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute through its Subsidiaries of which the Borrower is a Subsidiary to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance that are Not Otherwise Applied (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than four times and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for all other purposes such as for purposes of determining the Applicable Rate, for purposes of determining Pro Forma Compliance in connection with any transaction and for purposes of determining any available basket under Article VI of this Agreement.

ARTICLE VIII

ADMINISTRATIVE AGENT

SECTION 8.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each Lender (i) appoints the Administrative Agent to act as agent (mandataire) pursuant to article 1984 of the French Code Civil for the purpose of executing any Security Documents governed by French law (together, the “French Security Documents”) in its name, (ii) confirms its approval of the French Security Documents creating or expressed to create a Lien benefiting to it and any Lien created or to be created pursuant thereto and, (iii) irrevocably authorises, empowers and directs the Administrative Agent (by itself or by such person(s) as it may nominate) on its behalf, to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the French Security Documents, to take any action and exercise any right, power, authorities and discretion upon the terms and conditions set out in this Agreement under or in connection with the French Security Documents, in each case together with any other rights, powers and discretions which are incidental thereto, it being understood that each beneficiary of the French Security Documents (other than the Administrative Agent) shall issue special powers of attorneys in all cases where the exercise of powers granted under this Agreement requires the issuance of any such special powers of attorney, and the Administrative Agent accepts such appointment, it being agreed that the provisions of this paragraph (c) are governed by the laws of France.

(d) In connection with any Security Document entered into or to be entered into by any Loan Party, each Lender and the Issuing Bank hereby irrevocably authorizes the Administrative Agent to enter into “parallel debt” arrangements, whereby (i) Holdings or any such Loan Party may enter into direct obligations with the Administrative Agent in an amount equal to the corresponding obligations of such Loan Party to the Lenders and the Issuing Bank, (ii) such direct obligations and corresponding obligations shall decreased ratably to the extent either obligation is irrevocably paid or discharged and (iii) the Administrative Agent acts in its own name as a creditor of such Loan Party under such arrangements and not as a trustee or agent for the Lenders or the Issuing Bank; provided, all monies received or recovered by the Administrative Agent pursuant to such arrangements or from or by the enforcement of any security granted to secure the parallel debt, shall be applied in accordance with the Loan Documents.

SECTION 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder and under the other Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required

Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto, including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in LC Disbursements pursuant to Section 2.05(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, the Documentation Agents or the Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

SECTION 8.10 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.17 and without limiting any obligation of the Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank and Swingline Lender.

Each of the Lenders and the Issuing Bank hereby agrees that after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent first to the payment of all Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such and second as set forth herein or such other Loan Documents as applicable.

SECTION 8.11 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. For the avoidance of doubt, for purposes of this Section 8.11, the term “Lender” shall include any Issuing Bank and the Swingline Lender. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

SECTION 8.12 Foreign Collateral Matters.

(a) Without prejudice to any clauses relating to the ranking, the priority or the application of recoveries, upon incurrence of any additional commitments/new debt financing being confirmed at any time after the date hereof, the relevant Loan Parties may grant to the relevant Lenders a Second Ranking Lien.

(b) The First Ranking Lien Beneficiaries agree that a Second Ranking Lien may be created in order to secure additional commitments/new debt financing being confirmed at any time after the date hereof.

(c) The Parties expressly agree that the Lenders which are beneficiaries of any Second Ranking Lien will receive the proceeds of enforcement of any Lien created pursuant to the Security Documents in accordance with Section 4.02 of the Collateral Agreement (Application of Proceeds) regardless of the ranking of the security stated in the Security Document creating the Second Ranking Lien.

(d) The First Ranking Lien Beneficiaries acknowledge and agree that (to the extent required to create or permit to subsist such Second Ranking Lien under French law) they will hold assets which are subject to Second Ranking Lien as tiers convenu (where applicable for the relevant Lien) for the beneficiaries of such Second Ranking Lien. As such they shall: (i) exercise their rights as tiers convenu in any manner directed by the Administrative Agent; and (ii) incur no liability whatsoever to any beneficiary of the Second Ranking Lien in acting as tiers convenu.

(e) For the avoidance of doubt, nothing in this Section 8.12 (Foreign Collateral Matters) shall restrict the First Ranking Lien Beneficiaries’ rights to enforce and/or to release the First Ranking Lien in accordance with this Agreement.

(f) Each of the beneficiaries agrees not to take any action to challenge the validity or enforceability of the Second Ranking Lien by reason of it being expressed to be second ranking (or any other lower ranking).

(g) Any Second Ranking Lien will provide that each of the beneficiaries of any such Second Ranking Lien agree not to take any action to challenge the validity or enforceability of any other Second Ranking Lien or any Prior Ranking Lien.

(h) Any decision to enforce any Lien shall be taken in accordance with the provisions of this Agreement regardless of the ranking of the relevant Lien and unless decided otherwise any decision to enforce the First Ranking Lien shall entail enforcement of all relevant Second Ranking Lien. Any proceeds of enforcement of the First Ranking Lien and Second Ranking Lien shall be paid over immediately to the Administrative Agent for application under Section 4.02 of the Collateral Agreement (Application of Proceeds).

(i) Any Second Ranking Lien will provide that the beneficiaries of such Second Ranking Lien shall not have any independent right to instruct the Administrative Agent to take any enforcement so long as the Prior Ranking Lien is still existing.

(j) Any Second Ranking Lien will provide that the Prior Ranking Lien Beneficiaries shall incur no liability to the beneficiaries of the Second Ranking Lien for the manner of exercise or any non-exercise of their rights, remedies, powers, authority or discretions under the Prior Ranking Lien or for any waivers, consents or releases.

(k) For purposes of this Section 8.12, “First Ranking Lien” means any Lien granted by the Loan Parties, other than the Second Ranking Security to secure the Secured Obligations. “First Ranking Lien Beneficiaries” means the beneficiaries of any First Ranking Lien. “Prior Ranking Lien” means, in respect of any Second Ranking Lien in any Collateral, any Lien which ranks ahead of such Second Ranking Lien in such Collateral. “Second Ranking Lien” means any Lien over Collateral which is expressed to be second ranking (or any other lower ranking, such ranking to be determined on the basis of the chronological order in which such Lien is granted) and granted by a Loan Party to secure any additional commitments/new debt financing being confirmed at any time after the date hereof over any Collateral subject to a Prior Ranking Lien in accordance with Section 8.12 (Foreign Collateral Matters).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent or Bank of America in its capacity as Issuing Bank or Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Holdings and the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (and, if the Lender acting as Administrative Agent does not execute such agreement or agreements, such agreement or agreements shall have been delivered to the Administrative Agent) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Total Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of the Lenders holding a Majority in Interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, (vi) change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement) without the written consent of each Lender, (viii) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in the Security Documents), without the written consent of each Lender, (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a Majority in Interest of the outstanding Loans and unused Commitments of each affected Class, (x) change the rights of the Term Lenders to decline mandatory prepayments as provided in Section 2.11, without the written consent of a Majority in Interest of the Term Lenders or Additional Lenders of such Class, as applicable, or (xi) require any Revolving Lender to fund Revolving Borrowings in a currency other than dollars, Euro, Sterling and Yen without the written consent of such Revolving Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (ix) or (xi) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Principal Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) In the event that S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then each Principal Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations under this Agreement to such Eligible Assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Principal Issuing Bank, the Administrative Agent and such Eligible Assignee shall have received the prior written consent of the Borrower to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld and (iv) the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication), including the reasonable fees, charges and disbursements of Moore & Van Allen, PLLC and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, in each case for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, each Documentation Agent, the Syndication Agent, each Joint Lead Arranger, each Joint Bookrunner and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee), incurred by or asserted against any Indemnitee by any third party or by Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings or any Subsidiary, or any other Environmental Liability related in any way to Holdings or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by (1) Holdings, the Borrower or any Subsidiary or (2) any of the Administrative Agent, Joint Lead Arrangers and Joint Bookrunners in its capacity as such.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Lender or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Lender or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to (x) competitors of the Borrower or (y) any Person if the Borrower would be required to pay Mandatory Costs to such Person) not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (w) by a Term Lender to any Lender or an Affiliate of any Lender, (x) by a Term Lender to an Approved Fund, (y) by the Lenders that are the Administrative Agent, Syndication Agent and Documentation Agents during the primary syndication of the Loans and Commitments (which for the avoidance of doubt shall end no later than 60 days after the Effective Date) or (z) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, unless, in the case of clause (z) only, such assignment is to a Person identified in writing to the Administrative Agent prior to the Effective Date (the Administrative Agent shall provide a list of all such Persons identified by the Borrower to each Lender upon request); provided further that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) an Affiliated Lender, the Borrower or any of its Subsidiaries and (C) solely in the case of Revolving Loans and Revolving Commitments, each Principal Issuing Bank and the Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within ten (10) days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment. For the avoidance of doubt, the parties hereto agree that any transfer effected in accordance with this Section shall constitute a novation within the meaning of Articles 1271 et seq. of the French Code civil, provided that, notwithstanding any such novation, all the rights (including in relation to Security) of the holders of the Secured Obligations against the Loan Parties shall be maintained.

(i) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $1,000,000 (and integral multiples thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together (unless waived or reduced by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also the Swingline Lender or an Issuing Bank may be made unless (1) the assignee shall be or become a Swingline Lender and/or an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Swingline Lender and Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Swingline Loans and Letters of Credit, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Sections 2.04(a) and 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iii) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(v) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender, Holdings or any of its subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant.

Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(f), any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders that are not Affiliated Lenders, Affiliated Lenders will be deemed to have voted in respect to its Loans in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that subject to clause (g) below, Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(iii) Affiliated Lenders may not purchase Revolving Loans by assignment, including pursuant to this Section 9.04; and

(iv) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 20% of the principal amount of all Term Loans outstanding at the time of such purchase.

(g) Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, in each case, (x) all Term Loans held by any Affiliated Lenders that are not Affiliated Debt Funds shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions and (y) all Term Loans, Revolving Commitments and Revolving Exposure held by Affiliated Debt Funds may not account for more than 50% of the Term Loans, Revolving Commitments and Revolving Exposure of consenting Lenders included in determining whether the Required Lenders have consented to any action (or inaction) pursuant to Section 9.02.

(h) Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Loans) to the Borrower or any of its Subsidiaries, provided that (i) the Borrower shall not make any Borrowing of Revolving Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans and (iii) the aggregate principal amount of all such assignments shall not exceed $25,000,000.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon thirty days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Disbursements with respect thereto (including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in unreimbursed LC Disbursements pursuant to Section 2.05). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (2) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(j) In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Term Loans or term loans advanced under a Term Commitment Increase held by Affiliated Lenders.

(k) Upon request by the Administrative Agent, the Borrower shall confirm in writing to the Administrative Agent which Lenders holding Term Loans or term loans advanced under a Term Commitment Increase at such time as set forth on a list provided by the Administrative Agent are Affiliated Lenders.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.03, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have. Notwithstanding the provisions of this Section 9.08, if at any time any Lender, any Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for any Loan Party into which Medicare and/or Medicaid receivables are deposited, such Lender or Issuing Bank shall waive the right of setoff set forth herein.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes hereof, “Information” means all information received from Holdings or the Borrower relating to Holdings, any Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or any Subsidiary; provided that, in the case of information received from Holdings or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

SECTION 9.14 Release of Liens and Guarantees.

(a) A Subsidiary that is a Loan Party (other than the Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower, the Company or any other Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral in accordance with Section 9.02(b), the security interest in such Collateral created by the Security Documents shall be automatically released. Upon the release of any Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by any Loan Party created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released. Upon Payment in Full all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate the Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c) Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section

9.14. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.14.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Documentation Agents, the Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Documentation Agents, the Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Documentation Agents, the Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Documentation Agents, the Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Documentation Agents, the Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Documentation Agents, the Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Documentation Agents, the Syndication Agents, the Lenders, the Joint Lead Arrangers and the Joint Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.18 Payment Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOLDINGS:	TORNIER N.V., a Dutch naamloze vennootschap

	By:	/s/ Douglas W. Kohrs
	Name:	Douglas W. Kohrs
	Title:	President and Chief Executive Officer

BORROWER:	TORNIER, INC., a Delaware corporation

	By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Vice President, Chief Legal Officer and Secretary

[SIGNATURE PAGES CONTINUE]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Alysa A. Trakas
	Name:	Alysa A. Trakas
	Title:	Director

LENDERS:	BANK OF AMERICA, N.A., as a Lender, Swingline Lender and an Issuing Bank

	By:	/s/ Alysa A. Trakas
	Name:	Alysa A. Trakas
	Title:	Director

SOCIÉTÉ GÉNÉRALE

	By:	/s/ Elaine Khalil
	Name:	Elaine Khalil
	Title:	Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ Jeffrey A. Schall
	Name:	Jeffrey A. Schall
	Title:	Duly Authorized Signatory

BANK OF MONTREAL

	By:	/s/ Mark Piekos
	Name:	Mark Piekos
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

	By:	/s/ Nicolas L. Schweim
	Name:	Nicolas L. Schweim
	Title:	Authorized Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Kent Davis
	Name:	Kent Davis
	Title:	Managing Director

BBVA COMPASS

	By:	/s/ Tom Brosig
	Name:	Tom Brosig
	Title:	SVP